                                                                    EXHIBIT 99.1

                                                                      LINKLATERS
                                                                      & ALLIANCE

                    STANDARD MANAGEMENT FINANCIAL CORPORATION

                                       and

                         STANDARD MANAGEMENT CORPORATION

                                       and

                    STANDARD MANAGEMENT INTERNATIONAL S.AR.I.

                                       and

                           PREMIER LIFE (BERMUDA) LTD.

                                       and

                                 WINTERTHUR LIFE

                                       and

                            WINTERTHUR OVERSEAS LTD.

                          SHARE PURCHASE AND PORTFOLIO

                               TRANSFER AGREEMENT

                                 relating to the

                 shares issued by Premier Life (Luxembourg) S.A.

     and the portfolio of insurance policies of Premier Life (Bermuda) Ltd.

                                            LINKLATERS LOESCH
                                            4 Rue Carlo Hemmer
                                            B.P. 1107
                                            L-1011 Luxembourg

                                            Telephone: (352) 26 08 1
                                            Telefax: (352) 26 08 88 88
                                            Ref: jms /0580510/0001
                                            Linklaters Loesch is a
                                            member firm of Linklaters & Alliance


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THIS AGREEMENT is made on 24 May 2002
BETWEEN:
(1) STANDARD MANAGEMENT FINANCIAL CORPORATION, a company incorporated in Delaware, whose registered office is in Wilmington, Delaware 19801, 300 Delaware Avenue, Suite 900, ("SMFC")

(2) STANDARD MANAGEMENT CORPORATION, a company incorporated in Indiana, whose registered office is in Indianapolis, Indiana 46280, 10689 N. Pennsylvania, ("SMC")

(3) STANDARD MANAGEMENT INTERNATIONAL S.AR.I, a company incorporated in Luxembourg, whose registered office is in L-1273 Luxembourg, 13A, rue de Bitbourg, ("SMI)

(4) PREMIER LIFE (BERMUDA) LTD. a company incorporated in Bermuda whose registered office is in Hamilton, Clarendon House, 2 Church Street, Hamilton, HM 11, Bermuda ("PLB")

(5) WINTERTHUR LIFE, a company incorporated in Switzerland, whose registered office is in CH-8400 Winterthur, General Guisan-Strausse 40 ("WLP"), and

(6) WINTERTHUR OVERSEAS LTD., a company incorporated in Bermuda, whose registered office is in Hamilton, Corner House, 20 Parliament Street, Hamilton HM 12 ("WOB").

WHEREAS:

(A) SMFC, in its capacity of parent company of SMI, has agreed (i) that SMI shall sell the Shares to WLP, (ii) that PLB shall assign that transfer the Transferred Portfolio to WOB and (iii) to assume the obligations imposed on it under this Agreement;

(B) SMI in its capacity of parent company of PLB, has agreed (i) that PLB shall assign and transfer the Transferred Portfolio to WOB and (ii) to assume the obligations imposed on it under this Agreement;

(C) SMI has agreed (i) to sell the Shares to WLP and (ii) to assume the obligations imposed on it under this Agreement;

(D) PLB has agreed (i) to assign and transfer the Transferred Portfolio to WOB and (ii) to assume the obligations imposed on it under this Agreement;

(E) WLP has agreed (i) to acquire the Shares from SMI and (ii) to assume the obligations imposed on it under this Agreement; and

(F)      WOB has agreed (i) to acquire the Transferred Portfolio from PLB and
         (ii) to assume the obligations imposed on it under this Agreement.

IT IS AGREED as follows:

1        INTERPRETATION

         In this Agreement, unless the context otherwise requires, the provisions in this Clause 1 apply:


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1.1      Definitions

         "AGREED TERMS" means, in relation to a document, such document in the terms agreed between the Sellers and Purchasers and signed for identification by the Sellers and the Purchasers' representative(s) with such alterations as may be agreed in writing between the Sellers and Purchasers from time to time;

         "AGREEMENT" means this Share Purchase and Portfolio Transfer Agreement;

         "ASSETS" means all the property, rights and assets owned by PLB and PLL respectively as indicated in PLB's Accounts and PLL's Accounts;

         "BUSINESS DAY" means a day which is not a Saturday, a Sunday or a public holiday in either the Grand-Duchy of Luxembourg, Switzerland, the United States of America, or Bermuda;

         "BUSINESS KNOW-HOW" means all rights and interest owned by any of the Sellers in Know-how which at or before Closing is capable of being used or enjoyed in any of PLL's and/or PLB's businesses;

         "CAA" means the Luxembourg Commissariat aux Assurances;

         "CLOSING" means in respect of any of the sale of the Shares and the transfer of the Transferred Portfolio, the completion of such sale and/or of such transfer pursuant to Clause 6 of this Agreement and any relevant Local Transfer Documents and Procedures;

         "CLOSING DATE" means, in respect of each Closing, the date on which Closing takes place;

         "CONSULTANT" means a worker providing services to PLL and/or to PLB pursuant to a Consultancy Agreement;

         "CONSULTANCY AGREEMENT" means an agreement other than a contract of employment pursuant to which a worker provides services;

         "DATA ROOM" means the data room containing documents and information relating to the Sellers and PLL made available by the Sellers to the Purchasers on 23 October 2001 as well as on 25 and 26 February 2002, in Luxembourg each;

         "EMPLOYEES" means all individuals such as without being limited to employees, officers, and managers, engaged or employed by the person and/or company referred to, including the Senior Employees and "Employee" means any of them;

         "ENCUMBRANCE" means any claim, charge, mortgage, lien, option, equity, power of sale, hypothecation, usufruct, retention of title, right of pre-emption, right of first refusal or other third party rights or security interest of any kind or an agreement to create any of the foregoing;

         "FUND CUSTODIANS" means all custodians of the assets underlying to the Transferred Policies and all other custodians the services of whom PLB and/or PLL used in carrying out their business on or immediately prior to the date of signature of this Agreement as set out in Schedule 9:

         "INFORMATION TECHNOLOGY" means computer systems, communication systems, software, including licenses, hardware and other rights listed in
         Schedule 10 which at the date of signature of this Agreement as well on or before Closing is owned, used, licenses or enjoyed by the Sellers in relation to the business carried out by PLL and/or PLB on or immediately prior to the date of signature of this Agreement;


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         "INTELLECTUAL PROPERTY" means trade marks, service marks, trade names, logos, patents, inventions, registered and unregistered design rights, copyrights, semi-conductor topography rights, database and all other similar proprietary rights which may subsist in any part of the world (including Know-how) including, where such rights are obtained or enhanced by registration, any registration of such rights and applications and rights to apply for such registrations;

         "INTERMEDIARY NETWORK" means all insurance agents, brokers and other intermediaries set out in Schedule 8, via whom PLB and/or PLL sold the Transferred Policies and the services of whom they used in carrying out their business on or immediately prior to the date of signature of this Agreement; provided, such persons have sold policies on or after January 1, 1999;

         "KNOW-HOW" means confidential and proprietary industrial and commercial information and techniques in any form including (without limitation) drawings, formulae, test results, reports, project reports and testing procedures, instruction and training manuals, tables of operating conditions, market forecasts, lists and particulars of customers and suppliers;

         "LOCAL TRANSFER DOCUMENTS AND PROCEDURES" has the meaning given in Clause 2.5.1;

         "LOSSES" means all losses, liabilities, costs (including without limitation reasonable legal costs and experts' and consultants' fees), charges, expenses, actions, proceedings, claims and demands;

         "MR FORMOSA" means Mr Iain Formosa, Financial Controller, residing at 41, rue Jean l'Aveugle, L-1148 Luxembourg;

         "MR GRIFFITHS" means Mr Clive Griffiths, Operations Director, residing at 26, rue des Cerises, L-6113 Junglinster;

         "MR WHICHER" means Mr Patrick Whicher, Managing Director, residing at 43, rue de Nic Martha, L-2133 Luxembourg;

         "PARTIES" means all parties to this Agreement and "PARTY" means any of them;

         "PLB'S ACCOUNTS" means PLB's Audit Accounts and PLB's Management Accounts, as attached in Schedule 5;

         "PLB'S AUDIT ACCOUNTS" means PLB's audited accounts for the twelve-month period ended on 30 September 2001, as attached in Schedule 5;

         "PLB'S MANAGEMENT ACCOUNTS" means PLB's interim accounts for the period of 1 October 2001 to 31 March 2002, as attached in Schedule 5;

         "PLL" means Premier Life (Luxembourg) S.A., a company incorporated in Luxembourg, whose registered office is in L- 1273 Luxembourg, 13A. rue de Bitbourg;

         "PLL'S ACCOUNTS" means PLL's Audit Accounts and PLL's Management Accounts, as attached in Schedule 6;

         "PLL'S AUDIT ACCOUNTS" means PLL's audited accounts for the twelve-month period ended on 30 September 2001, as attached in Schedule 6;

         "PLL'S MANAGEMENT ACCOUNTS" means PLL's interim accounts for the period of 1 October 2001 to 31 March 2002, as attached in Schedule 6;


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         "PLB TRANSFERRED POLICIES" means all of the insurance policies comprised in the Transferred Portfolio on Closing, as referred to in Clause 2.3;

         "PLL TRANSFERRED POLICIES" means all of the insurance policies comprised in the portfolio of insurance policies held by PLL on Closing, as referred to in Clause 2.3 and Schedule 7;

         "PURCHASE PRICE" has the meaning set out in Clause 3.1;

         "PURCHASERS" means WLP and WOB and "PURCHASER" means any of the Purchasers;

         "REGISTERED INTELLECTUAL PROPERTY" means such of the Sellers' Intellectual Property as is registered or the subject of applications for registration in any patent, trademark or other Intellectual Property registry anywhere in the world;

         "REGULATORS" means the relevant supervisory authorities in the applicable jurisdictions, being e.g. without being limited to the Commissariat aux Assurances in Luxembourg and the Bermuda Monetary Authority in Bermuda, and "REGULATOR" means any of them;

         "RESOURCES" has the meaning set out in Clause 7.1.2;

         "SELLERS" means SMFC, SMC, SMI, and PLB and "SELLER" means any of the Sellers;

         "SELLERS' WARRANTIES" means the warranties given by the Sellers pursuant to Clause 8 and Schedule 2 and "SELLERS' WARRANTY" means any one of them;

         "SENIOR EMPLOYEES" means Mr Romain Bichel, Private Portfolio Manager, residing at Maison 67, L-6835 Boudler, Mr Formosa, Mr Griffiths, Ms Georgina Guest-Ball, Personnel Manager and Company Secretary residing at 8, rue Klengliller, L-8239 Mamer, Ms Diane Jacobs, Marketing Manager, residing at 15, rue Robert Bruch, L-1267 Luxembourg, Mr Jawhar Skalli, Data Processing Manager, residing at 2, rue de Gaulle, F-57390 Redange, and Mr Whicher, and "SENIOR EMPLOYEE" means any one of them;

         "SHARES" means 100% of the shares, i.e. 5.154.800 registered shares without any par value, out of which 416.000 ordinary and 4.738.800 redeemable non-cumulative preference shares, issued by PLL;

         "TAXATION" OR "TAX" means all forms of taxation whether direct or indirect and whether levied by reference to income, profits, gains, net wealth, asset values, turnover, added value or other reference and statutory governmental, state, provincial, local governmental or municipal impositions, duties, contributions, rates and levies (including without limitation social security contributions and any other payroll taxes), whenever and wherever imposed (whether imposed by way of a withholding or deduction for or on account of tax or otherwise) and in respect of any person and all penalties, charges, costs and interest relating thereto;

         "TAX AUTHORITY" means any taxing or other authority competent to impose any liability in respect of Taxation or responsible for the administration and/or collection of Taxation or enforcement of any law in relation to Taxation;

         "TRANSFERRED POLICIES" means the PLL Transferred Policies and the PLB Transferred Policies, and "TRANSFERRED POLICY" means any of them;

         "TO THE KNOWLEDGE OF SELLERS" (or similar references to Seller's knowledge) means the actual knowledge of (i) the Sellers' directors or officers and (ii) PLL's directors, officers and Senior Employees.


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         "TRANSFERRED PORTFOLIO" means the portfolio of PLB Transferred
         Insurance Policies transferred by PLB to WOB as per the terms of this Agreement;

         "VAT" means within the European Union such Tax as may be levied in accordance with (but subject to derogations from) the Directive 77/338/EEC and outside the European Union any Taxation levied by reference to added value or sales.

1.2      Shares

         References to shares shall include, where relevant, quotas.

1.3      Singular, plural, gender

         References to one gender include all genders and references to the singular include the plural and vice versa.

1.4      References to persons and companies

         References to:

         1.4.1 a person include any corporate entity, partnership or unincorporated association (whether or not having separate legal personality); and

         1.4.2 a company shall include any company, corporation or any body corporate, whenever incorporated.

1.5      Reference to Closing

         Where this Agreement refers to circumstances or events at Closing or to periods before or after Closing, such references shall be construed as being reference to each such Closing, it being expressly agreed that the completion of the sale of the Shares must not necessarily occur at the same time as the completion of the transfer of the Transferred Portfolio.

1.6      Schedules etc.

         References to this Agreement shall include any Recitals and Schedules to it and references to Clauses and Schedules are to Clauses of, and Schedules to, this Agreement. References to paragraphs and Parts are to paragraphs of this Agreement and Parts of the Schedules.

1.7      Information

         References to books, records or other information means books, records or other information in any form including paper, electronically stored data, magnetic media, film and microfilm.

1.8      Legal Terms

         References to any Luxembourg legal term shall, in respect of any jurisdiction other than Luxembourg, be construed as references to the term or concept, which most nearly corresponds to it in that jurisdiction.


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2        AGREEMENT TO SELL

2.1      Sale and Purchase of the Shares

         2.1.1 On and subject to the terms of this Agreement and the Local Transfer Documents and Procedures, SMI agrees to sell the Shares to WLP and WLP agrees to purchase the Shares from SMI.

         2.1.2 The Shares are sold free from Encumbrances and together with all rights, obligations and advantages attaching to them as at Closing (including, without limitation, the right to receive all dividends or distributions declared, made or paid on or after Closing).

         2.1.3 SMI shall procure that on or prior to Closing any and all rights of pre-emption over the Shares are waived irrevocably by the persons entitled thereto.

2.2      Transfer of Portfolio

         2.2.1 On and subject to the terms of this Agreement and the Local Transfer Documents and Procedures, PLB agrees to assign and transfer to WOB all of its rights, obligations, title and interest in and to the Transferred Portfolio, as well as all benefits and rights thereof and associated therewith and WOB agrees to acquire the Transferred Portfolio from PLB and to accept all of PLB's rights, obligations, title and interest in and to the Transferred Portfolio, as well as all benefits and rights thereof and associated therewith.

         2.2.2    Up to Closing, WOB shall have the right and authority to:

                  (i) exercise for and on the account of PLB all rights under the Transferred Portfolio, and to endorse with the name of PLB any other supplements notices or other documents relating thereto;

                  (ii) enforce in PLB's name any contractual right or claim, which are to be assigned and transferred to PLB to WOB pursuant to this Agreement.

         2.2.3    Up from Closing, WOB shall have the right and authority to:

                  (i) exercise in its own name and on its own account all rights under the Transferred Portfolio, and to endorse in its own name any other supplements notices or other documents relating thereto;

                  (ii) enforce in its own name any contractual right or claim, which are to be assigned and transferred by PLB to WOB pursuant to this Agreement.

         2.2.4 PLB's rights, title, benefit and/or interest in the Transferred Portfolio are assigned and transferred free from Encumbrances except for Encumbrances placed on the Transferred Policies by the policyholder.

         2.2.5 No liabilities related to PLB other than those underlying to the Transferred Portfolio are transferred with the Transferred Portfolio.

2.3      Transferred Policies

         2.3.1    In no circumstances may the Transferred Policies comprise:

                  (i) any insurance policies with US residents at the time of policy issuance, as either a policyholder or as an insured person;


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

                  (ii)     any insurance policies sold prior to the year 1946;

                  (iii) any insurance policies from PLB that can not be legally assigned and transferred as per the terms of this Agreement due to any applicable law; and

                  (iv) those insurance policies from PLL that WLP will before 60 Business Days after Closing on its own discretion select form the insurance policies set out in Schedule 12.

                  (v) those insurance policies from PLB that WLP will before or at Closing on its own discretion select from the insurance policies set out in Schedule 13.

         2.3.2 In the event that it will appear that notwithstanding Clause 2.3.1, the Transferred Policies comprise insurance policies referred to in such Clause 2.3.1 including but not limited to those insurance policies that WLP will select from the insurance policies set out in Schedule 12 and 13 in accordance with Clause 2.3.1 (iv) and 2.3.1 (v), the Sellers undertake to assist the Purchasers in the procedure to transfer said policies to PLB and to take any action and sign any document as far as legal under any applicable laws and required to execute these transfers.

2.4      Transfer of Capabilities

         2.4.1 It is expressly agreed between Sellers and Purchasers that, transferred to WLP and WOB respectively together with the Shares and Transferred Portfolio, are any properties, rights and assets, including without being limited to all agreements, licenses, Intellectual Property, Know-how, Information Technology and other capabilities necessary to carry on the business that PLL and PLB have carried on at and immediately prior to the date of signature of the Agreement in the manner in, and to the extent to, which PLL and PLB have conducted said business at and immediately prior to the date of signature of this Agreement, are transferred to WLP and WOB respectively together with the Shares and the Transferred Portfolio, and the Sellers and the Purchasers agree to execute any agreement, sign any document, comply with any procedure or take any other action necessary to implement that transfer.

         2.4.2 Sellers undertake to use best endeavours to cooperate with PLL and/or WOB, to encourage active members of PLL's and/or PLB's Intermediary Network not to terminate and/or, as the case may be, to execute terms of business agreements according to existing terms with PLL and/or WOB after the Closing. Sellers further undertake to use best endeavours to cooperate with PLL and/or WOB to encourage Fund Custodians not to terminate and/or, as the case may be, to execute appropriate custodian agreements according to existing terms with PLL and/or WOB after the Closing.

2.5      Local Transfer Documents and Procedures

         2.5.1 On or prior to Closing, the Parties shall execute any documents and comply with any procedures and provide such information (subject to the relevant local law and otherwise) where required to transfer the Shares to WLP and the Transferred Portfolio to WOB on Closing (the "LOCAL TRANSFER DOCUMENTS AND PROCEDURES")

         2.5.2 To the extent that the provisions of this Agreement are inconsistent with or additional to the provisions of the Local Transfer Documents and Procedures;


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                  (i)      the provisions of this Agreement shall prevail; and

                  (ii) the Parties shall procure that the provisions of the relevant Local Transfer Documents and Procedures are adjusted, so far as permissible under the laws of the relevant jurisdiction, to the extent necessary to give effect to the provisions of this Agreement.

         2.5.3 No seller shall bring any claim against any Purchaser in respect of or based upon the Local Transfer Documents and Procedures save to the extent necessary to implement any transfer of the Shares or of the Transferred Portfolio in a manner consistent with the terms provided for by the Agreement. To the extent that a Seller does bring a claim to implement such a transfer, the Sellers shall indemnify each Purchaser against all Losses which such Purchaser may suffer through or arising from the bringing of such a claim.

         2.5.4 No Purchaser shall bring any claim against any Seller in respect of or based upon the Local Transfer Documents and Procedures save to the extent necessary to implement any transfer of the Shares or of the Transferred Portfolio in a manner consistent with the terms provided for by this Agreement. To the extent that a Purchaser does bring a claim to implement such a transfer, the Purchasers shall indemnify each Seller against all Losses which such Seller may suffer through or arising from the bringing of such a claim.

3.       CONSIDERATION

3.1      Amount

         3.1.1 Whereas the consideration for the purchase of the Shares under this Agreement shall be an amount equal to nineteen million and five hundred thousand Dollars of the United States of America (USD 19,500,000.), (the "SHARE PURCHASE PRICE"), the consideration for the acquisition of the Transferred Portfolio under this Agreement shall be an amount equal to either million and three hundred thousand Dollars of the United States of America (USD 8,300,000.) (the "PORTFOLIO PURCHASE Price"), making an aggregate consideration for the acquisition of the Shares and the Portfolio of twenty-seven million and either hundred thousand Dollars of the United States of American (USD 27,800,000.) (the "PURCHASE PRICE").

         3.1.2 The Purchase Price has been agreed between the Parties upon the express condition precedent that the debt in the amount of two million eight hundred thirty-five thousand three hundred and fifty-four Dollars of the United States of America (USD 2,835,354.) that SMC owes to PLL as per the terms of an agreement signed on 16 December 1993 by PLL, SMC and SMI, has been reimbursed to PLL together with any interest due under said agreement.

         3.1.3 In the event that the aggregate value of assets under management underlying to any of either the PLL Transferred Policies or the PLB Transferred Policies is decreased, solely as a result of insurance policies not being transferred in accordance with Clauses 2.3.1 (i) and 2.3.1 (ii), by an amount of ten million Dollars of the United States of America (USD 10,000,000.) or more, against the aggregate value of assets under management underlying to the aggregate insurance portfolio as set out in PLL's Audit Accounts and in PLB's Audit Accounts respectively, agreed to be for the purpose of this Clause, one hundred five million six hundred forty-seven thousand Euro (EUR 105,647,000,) for PLL and two hundred ninety-six million nine hundred and eighty-seven thousand Dollars of the United States of America (USD 296,987,000.) for PLB, the Share Purchase Price and/or the Portfolio Purchase Price, as the case may be, is decreased by one hundred thousand Dollars of the United States of America (USD 100,000.) per three million Dollars of the United States of America (USD 3,000,000.) of decrease of the value of assets under management, it being agreed that no decrease in Purchase Price shall be made for insurance policies not transferred in accordance with Clauses 2.3.1 (iii) to 2.3.1 (v) of this Agreement.


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

         3.1.4 The Share Purchase Price and the Portfolio Purchase Price shall be paid by the Purchasers to the Sellers on each Closing by wire transfer to the bank account of SMI designated by the Sellers, it being agreed that SMI shall collect the Purchase Price as Seller and as agent of PLB respectively, subject to the first two million eight hundred thirty-five thousand three hundred and fifty-four Dollars of the United States of America (USD 2,835,354.) of the Share Purchase Price to be paid, at the discretionary option of the Sellers, by way of a certified international bank cheque to SMI.

         3.1.5 If any payment is due by any Seller to any Purchaser in respect of any claim for any breach of this Agreement or any Local Transfer Documents and Procedures or pursuant to an indemnity under this Agreement, before Closing, the payment shall be made by way of adjustment of the consideration paid by the Purchasers under this Agreement and the consideration shall be deemed to be reduced by the amount of such payment, and after Closing the payment shall be made by any Seller upon first demand of any Purchaser by wire transfer to the bank account of WLP designated by the Purchasers, it being agreed that WLP shall collect any such payment as Purchaser and as agent of the other Purchasers respectively.

3.2      VAT and Stamp Duty

         The Sellers and the Purchasers acknowledge and agree that the sale of the Shares and the transfer of the Transferred Portfolio are not subject to any VAT nor stamp duty nor ad valorem registration taxes in Luxembourg.

4        CONDITIONS

4.1      Conditions Precedent as to the Share Purchase

         The agreement to buy and sell the Shares contained in Clause 2 is conditional upon satisfaction of the following conditions precedent:

         4.1.1 the passing at a board of directors' (or equivalent body under the applicable laws) meeting of each of the Sellers and the Purchasers of a resolution to approve the transactions contemplated in this Agreement in the agreed terms or with such amendments as the Parties may agree;

         4.1.2 any applicable merger regulation condition in and outside the EU, if any, being satisfied;

         4.1.3 the Sellers and the Purchasers having fulfilled all legal obligations, if any, to inform and consult employee representatives about the sale and purchase of the Shares;

         4.1.4 any consent from a third party other than those referred to in Clause 4.1.6 required in relation to the sale and purchase of the Shares, if any, having been obtained on terms acceptable to the Purchasers and such approvals remaining in full force and effect;

         4.1.5 all applicable Local Transfer Documents and Procedures having been executed and/or complied with;


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

         4.1.6 without prejudice to the generality of the foregoing, any consent from the Regulators and/or the appropriate governments, governmental, supranational or trade agencies, courts or other regulatory bodies (including without limitation exchange control authorities) required in relation to the sale and purchase of the Shares, if any, having been obtained on terms reasonably acceptable to the Purchasers and such approvals remaining in full force and effect, including without being limited to the Luxembourg Commissariat aux Assurances having accepted the new shareholders of PLL;

         4.1.7 neither the Regulators, nor any government, governmental, supranational or trade agency, court, other regulatory body or any other person in any jurisdiction having instituted or threatened any action, proceedings, suit, investigation or reference or made, proposed or enacted any statute, regulation or order or having done anything which would or is likely to make the acquisition of the Shares, or any part thereof, void, illegal or unenforceable or otherwise restrain, prohibit, delay or impose additional conditions or obligations with respect thereto or otherwise challenge or interfere therewith or require or prevent any divestiture of any part thereof by any Purchaser or impose any limitation on the ability of any Purchaser to carry on any business or own any assets and all applicable waiting periods during which any such action, proceedings, suit, investigation or reference may be taken, having expired, lapsed or been terminated.

4.2 Conditions Precedent as to the Assignment and Transfer of the Transferred Portfolio

         The agreement to assign and transfer the Transferred Portfolio contained in Clause 2 is conditional upon satisfaction of the following conditions precedents:

         4.2.1 the passing at a board of directors (or equivalent body under the applicable laws) meeting of each of the Sellers and the Purchasers of a resolution to approve the transactions contemplated in this Agreement in the agreed terms or with such amendments as the Parties may agree;

         4.2.2 any applicable merger regulation condition in and outside the EU, if any, being satisfied;

         4.2.3 the Sellers and the Purchasers having fulfilled all legal obligations, if any, to inform and consult employee representatives about the assignment and the transfer of the Transferred Portfolio;

         4.2.4 any consent from a third party other than those referred to in Clause 4.2.6 required in relation to the assignment and transfer of the Transferred Portfolio, if any, having been obtained unconditionally and on terms acceptable to the Purchasers and such approvals remaining in full force and effect at least until Closing;

         4.2.5 all applicable Local Transfer Documents and Procedures having been executed and/or complied with;

         4.2.6 without prejudice to the generality of the foregoing, any consent from the Regulators and/or the appropriate governments, governmental, supranational or trade agencies, courts or other regulatory bodies (including without limitation exchange control authorities) required in relation to the assignment and transfer of the Transferred Portfolio, if any, having been obtained unconditionally and on terms acceptable to the Purchasers and such approvals remaining in full force and effect at least until Closing, including without being limited to:

                  (i) the registration of WOB under the Bermuda Segregated Accounts Companies Act 2000; and

                  (ii) the obtaining of a Court Order in Bermuda sanctioning the transfer of the Transferred Portfolio pursuant to section 25 of the Insurance Act 1978;

         4.2.7 neither the Regulators, nor any government, governmental, supranational or trade agency, court, other regulatory body or any other person in any jurisdiction having instituted or threatened any action, proceedings, suit, investigation or reference or made, proposed or enacted any statute, regulation or order or having done anything which would or is likely to make the assignment and transfer of the Transferred Portfolio or any part thereof void, illegal or unenforceable or otherwise restrain, prohibit, delay or impose additional conditions or obligations with respect thereto or otherwise challenge or interfere therewith or require or prevent any divestiture of any part thereof by any Purchaser or impose any limitation on the ability of any Purchaser to carry on any business or own any assets and all applicable waiting periods during which any such action, proceedings, suit, investigation or reference may be taken, having expired, lapsed or been terminated; and

         4.2.8 any consent from the Regulators and/or the appropriate governments, governmental, supranational or trade agencies, courts or other regulatory bodies (including without limitation exchange control authorities) required in order to allow WOB to carry on a business in the manner in which PLB carried on its business at the date of signature of this Agreement or immediately prior thereto, if any, having been obtained unconditionally and on terms reasonably acceptable to the Purchasers and such approvals remaining in full force and effect at least until Closing.

4.3      Responsibility for Satisfaction

         4.3.1 The Sellers and the Purchasers shall use best endeavours to ensure the satisfaction of the conditions precedent set out in Clauses 4.1 and 4.2 as soon as possible.

         4.3.2 The Sellers and the Purchasers agree that all action to be taken to ensure satisfaction of the conditions precedent set out in Clauses 4.1 and 4.2, including without being limited to all requests and enquiries from any third party, including any government, governmental, supranational or trade agency, court or other regulatory body, shall be dealt with by the Sellers and the Purchasers in consultation with each other and the Sellers and the Purchasers shall promptly cooperate with and provide all necessary information and assistance reasonably required by such third party, including any government, agency, court or body upon being requested to do so by the other.

4.4      Non-Satisfaction/Waiver

         4.4.1 The Party responsible for satisfaction of each condition in Clause 4 shall give notice to the other Party of the satisfaction of the relevant condition(s) within two Business Days of becoming aware of the same.

         4.4.2 The Purchasers may at any time waive in whole or in part and conditionally or unconditionally any condition precedent set out in Clause 4.1 and 4.2 by notice in writing to the Sellers.

         4.4.3 If the conditions in Clause 4 are not satisfied or waived on or before 30 September 2002, the Purchasers may, in their sole discretion, terminate this Agreement and the Sellers shall have no claim against the Purchasers under it, save for any claim arising from breach of any obligation contained in Clause 4.

5        PRE-CLOSING

5.1      The Sellers' Obligations

         5.1.1 Each of the Sellers undertakes to use best endeavours to procure that between the date of signature of this Agreement and Closing:

                  (i) the business of PLL and PLB is carried on as going concern in the ordinary course as carried on prior to the date of signature of this Agreement, save in so far as agreed in writing by the Purchasers;

                  (ii) no action is taken to liquidate, wind up or otherwise put any Seller and/or PLL into dissolution and no application for the bankruptcy of any such company is made and no request to grant to any such company a moratorium of payments (sursis or concordat) is filed with any court;

                  (iii) all material agreements, commitments or arrangements (whether legally binding or not) taken by PLL and PLB remain in place, save where the termination of the relevant agreement, commitment or arrangement is one of the conditions precedent to Closing and therefore specifically provided for in this Agreement;

                  (iv)     the Assets are preserved;

                  (v) PLL and PLB's benefits and rights under the Transferred Policies are not materially varied and no Transferred Policies are at any time terminated, without the prior written consent of the Purchasers and no rights or powers conferred on PLL and/or PLB at any time following the occurrence of an event of default under any Transferred Policy are exercised unless and until requested to do so by the Purchasers, whereupon PLL and PLB agree that they will do so;

                  (vi) Intellectual Property or Know-how, which is held by the Sellers and/or PLL and is required by PLL and PLB in order to carry on their business in the manner in which they carried on their business at the date of signature of this

                           Agreement, are preserved;

                  (vii) all existing licences and consents from the Regulators and/or any other appropriate governments, governmental, supranational or trade agencies, courts or other regulatory bodies (including without limitation exchange control authorities) obtained by PLL and PLB before the date of signature of this Agreement and required by said companies in order to carry on their business in the manner in which they carried on their business at the date of signature of this Agreement are preserved and maintained in force; and

                  (viii) the constitutional documents of PLL and PLB are not amended; and

                  (ix) no directors and/or auditors of PLL and PLB are dismissed and no additional directors and/or auditors of PLL and PLB are appointed;

                  (x) any existing contractual relationship or any other existing agreement or arrangement, be it in writing or otherwise, between PLL and any of the Sellers is terminated, with the exception of the Service Agreement existing between PLL and PLB at the date of signature of this Agreement regarding insurance services to be provided by PLL to PLB.

         5.1.2 Without prejudice to the generality of Clause 5.1.1, each of the Sellers further undertakes to use best endeavours to procure that between the date of signature of this Agreement and Closing, neither PLL, nor PLB will:

                  (i) incur or enter into or amend any material agreement or commitment, except in the normal course of business;

                  (ii) acquire or dispose of, or agree to acquire or dispose of, any material asset or material stocks, involving consideration, expenditure or liabilities;

                  (iii) acquire or agree to acquire any share, shares or other interest in any company, partnership or other venture;

                  (iv) incur any additional borrowings or incur any other indebtedness;

                  (v)      create, allot or issue any share capital;

                  (vi)     repay, redeem or repurchase any share capital;

                  (vii) declare, make or pay any dividend or other distribution to shareholders;

                  (viii)   save as required by law:

                           (a) make any material amendment to the terms and conditions of employment (including, without limitation, remuneration, pension entitlements, health/life insurance and other benefits) of any Employee;

                           (b) provide or agree to provide any gratuitous payment or benefit to any employee or any of his dependents;

                           (c)      dismiss any Employee; or

                           (d)      engage or appoint any additional Employee

                  (ix) discontinue or amend any retirement benefit arrangements and/or health/life insurance schemes or commence to wind them up or terminate them or cause them to cease to admit new members;

                  (x) communicate to any Employee any material plan, proposal or intention to discontinue, amend, wind up, terminate or exercise any discretion in relation to any retirement benefit arrangements and/or any health/life insurance schemes;

                  (xi) pay any benefits under any of the retirement benefit arrangements otherwise than in accordance with the terms of the documents governing such arrangements (and not under any discretionary power);

                  (xii) enter into any guarantee, indemnity or other agreement to secure any obligation of a third party or create any Encumbrance over any of the Assets or the Shares;

                  (xiii) make any material change to its accounting practices or policies.

5.2      Obligations to Facilitate Closing

         5.2.1 Without prejudice to the generality of Clause 5.1, each of the Sellers undertakes to at any time prior to Closing:

                  (i)      collaborate fully and consult with the Purchasers:

                           (a)      in relation to all material matters
                                    concerning the running of PLL and PLB;

                           (b) to ensure the transfer of the Shares and the Transferred Portfolio as agreed in this Agreement; and

                           (c)      to facilitate Closing;

                  (ii) without prejudice to the generality of the foregoing, do or permit to be done each and every act or thing which the Purchasers may from time to time reasonably require to be done for the purpose of enforcing WLP's rights in the Shares and WOB's rights in the Transferred Portfolio and effecting the sale and purchase of the Shares and the assignment and transfer of the Transferred Portfolio as agreed in this Agreement and allow its name to be used when reasonably required by any of the Purchasers for that purpose; and

                  (iii) allow the Purchasers and their respective agents, upon reasonable notice, and during regular business hours, reasonable access to, and to take copies of, the books and records of or relating in whole or in part to PLL and PLB, provided that the obligations of the Sellers under this Clause shall not extend to allowing access to information which is regarded as confidential under applicable law,

         5.2.2 Clause 5.2.1 is subject to compliance at any time by the Parties with the Luxembourg professional secrecy rules set out in article 111-1 of the Luxembourg law of 6 December 1991 on the insurance sector, as amended.

5.3      Termination - Breach of Clause 5.1

         Without prejudice to Clause 9.6 and without prejudice to its right to claim damages or other compensation, if prior to Closing any Seller is in material breach of its undertaking in Clause 5.1 and/or its obligations under Clause 5.2, the Purchasers shall be entitled by notice in writing to the Sellers to terminate this Agreement with immediate effect, if such breach (provided it can be cured) has not been cured within ten days of actual knowledge thereof by Sellers (other than Clauses 1, 11, 12 and 13).

6        CLOSING

6.1      Date and Place

         Subject to Clause 4, Closing shall take place in Luxembourg as soon as reasonably practicable following fulfillment or waiver of the condition(s) set out in Clause 4.1 and 4.2 respectively, or at such other location, time or date as may be agreed between the Parties, it being agreed that for Taxation and accounting purposes Closing shall be with retroactive effect on the last day of the month preceding Closing and it being further agreed that Closing of the sale of the Shares and Closing of the transfer of the Transferred Portfolio shall be considered individually for the purpose of this Clause.

6.2      Closing Events

         On Closing, the Parties shall comply with their respective obligations specified in Schedule 1. The Sellers may waive some or all of the obligations of the Purchasers as set out in Schedule I and the Purchasers may waive some or all of the obligations of the Sellers as set out in Schedule 1.

6.3      Title and Risk

         6.3.1 Title to the Shares and the Transferred Portfolio transferred on Closing and the risk of loss or damage thereto shall pass to the Purchasers on Closing.

         6.3.2 If any Seller received any payment, interest, notice, demand or any other receipt in connection with the Transferred Portfolio, it shall promptly notify the Purchasers thereof, and where applicable, hold the same in trust for WOB.

7        POST-CLOSING OBLIGATIONS

7.1      The Sellers' Continuing Obligations

         Notwithstanding Closing, the Sellers shall from time to time:

         7.1.1 use their relationships with third party consultants (including but not limited to those third parties disclosed to Purchasers in respect of the provision of Information Technology development and programming services) as they existed on and immediately prior to the date of signature of this Agreement to introduce the Purchasers to said third party consultants as the Purchasers may request and to use best endeavours to procure that said third parties assist the Purchasers as the Purchasers may request in carrying on the business that PLL and PLB carried out on and immediately prior to the date of signature of this Agreement and charge fees for any services rendered to the Purchasers at a fair market price; Sellers make no representation as to the quality of services rendered by any such third party consultants;

         7.1.2 provide the Purchasers, upon request and in exchange for fees which may be charged at a fair market price, with Resources (as hereinafter defined) for the purpose of educating and training the Purchasers' employees or designated representatives to operate and develop the LIFEfit system with existing PLL and/or PLB policies, and to integrate such system with existing systems used by WOB or WLP, provided that such Resources shall only be provided as reasonably and occasionally necessary for a period not to exceed twelve (12) months from the date of Closing. For the purposes of this Clause 7.1.2, "Resources" shall be limited to telephonic conference call support and responses to specific questions regarding LIFEfit and its specific use with PLL's or PLB's policy portfolio (which cannot be otherwise answered by third-party consultants hired pursuant to Clause 7.1.1), as provided by those representatives of SMC listed in Schedule 11 from SMC's office in Indianapolis, Indiana, USA, during reasonable and customary business hours, and is specifically intended to exclude programming, development, coding, or modification services or any services that require a Resource to be physically present in Luxembourg, Bermuda, or any place other than SMC's headquarters:

         7.1.3 provide the Purchasers with the appropriate introductions, as necessary, to any third-party owners or licensors of Information Technology used by PLL and/or PLB at and immediately prior to the date of signature of this Agreement, such that Purchasers may independently negotiate, if they deem it necessary or appropriate, with such owners or licensors post-closing for sublicensing or franchising rights of such Information Technology for other business purposes;

         7.1.4 give to the Purchasers such information and assistance as they may reasonably require relating to PLL and/or PLB, said companies' business, Employees, intermediaries, customers and suppliers, said companies' current contracts and engagements and their trade debtors and trade creditors, as well the Intermediary Network and the Fund Custodians, and pass on any trade enquiry which any Seller receives;

         7.1.5 execute such documents and perform such acts and things as the Purchasers may reasonably require:

                  (i) for the purpose of vesting in the Purchasers the full benefit of any rights, powers, remedies, claims or defences (including benefit without limitation rights of set-off and counterclaim) which the Sellers may have in relation to any claim or liability assumed by the Purchasers or otherwise providing the benefit of the same to the Purchasers;

                  (ii) to enable any action, suit, prosecution, litigation, proceedings, dispute or arbitration to which any of the Sellers was a party or open to the Sellers and which is continued or started by or against the Purchasers; and

                  (iii) to enable any judgment or award obtained by the Sellers and not fully satisfied as at Closing, to the extent it regards PLL and/or the Transferred Portfolio and enforceable by the Sellers, to be enforced by the Purchasers, whether by any of the Purchasers joining itself as a defendant or by any of the Purchasers consenting to any plaintiff concerned joining it as a defendant or otherwise;

         7.1.6 communicate all or any of the Business Know-how to such Employees of the Purchasers as the Purchasers may request;

         7.1.7 keep confidential and not disclose or make use of, and cause any of their directors, auditors and Employees to keep confidential and not to disclose or make use of, any part of any confidential information regarding PLL, PLL's business, the Transferred Policies issued by PLL and/or the holders thereof, as per the professional secrecy rules set out in article 111-1 of the Luxembourg law of 6 December 1991 on the insurance sector, as amended;

         7.1.8 without prejudice to the generality of and except as otherwise provided in this Clause 7.1 and excepting Intellectual Property, Know-how or other information in the public domain (otherwise than through unauthorised disclosure by the Sellers), keep confidential and not disclose or make use of any part of the Sellers' Intellectual Property to the extent comprised in PLL and/or PLB;

         7.1.9 do all things reasonably necessary to assist the Purchasers, at the sole cost and expense of Purchasers, in the prosecution of all applications to register the Intellectual Property comprised in PLL and/or PLB (whether such applications are outstanding at Closing or made thereafter by the Purchasers) and to establish, confirm or defend title to the Intellectual Property

         7.1.10 retain for a period of ten (10) years from Closing any books, records or other information relating to PLL and/or PLB which are not delivered to the Purchasers pursuant this Agreement and shall allow the Purchasers' reasonable access to such books, records and information, provided that prior to any access the Purchasers shall have given a confidentiality undertaking in such terms as the Sellers may reasonably require;

         7.1.11   comply with their obligations under Clause 10.

8        WARRANTIES

8.1      The Sellers' Warranties

         8.1.1 The Sellers warrant to the Purchasers on the date of signature of this Agreement, that all the statements set out in Schedule 2 are true and accurate.

         8.1.2 The Sellers acknowledge that the Purchasers have entered into this Agreement in reliance upon the Sellers' Warranties.

         8.1.3 Each of the Sellers' Warranties shall be separate and independent and shall not be limited by reference to anything in this Agreement.

8.2      Seller's Disclosures

         The Sellers' Warranties are subject to the specific matters which are fully and fairly disclosed in this Agreement, including Schedule 6, provided that such matters are disclosed in sufficient detail to enable the Purchasers to assess their impact on the transactions dealt with in this Agreement.

8.3      Notification

         If after the signing of this Agreement and before Closing:

         8.3.1 any Seller shall become aware that any of the Sellers' Warranties was untrue or inaccurate in any material respect as of the signing of this Agreement; or

         8.3.2 any event shall occur or matter shall arise of which any Seller becomes aware which results or may result in any of the Sellers' Warranties being untrue or inaccurate in any material respect at Closing, the Sellers shall notify the Purchasers in writing as soon as practicable and in any event prior to Closing setting out full details of the matter and the Sellers shall make any investigation concerning the event or matter and take such action, at their own cost, as the Purchasers may reasonably require.

8.4      Updating of the Sellers' Warranties to Closing

         Subject to Clause 8.2, the Sellers further warrant to, and undertake with, the Purchasers that the Sellers' Warranties will be fulfilled down to and will be true and accurate in all respects at, and given as of, Closing as if they had been repeated at Closing.

8.5      The Seller's Waiver of Rights

         Save in the case of fraud, each of the Sellers undertakes to each of the Purchasers and to its respective directors, officers, agents and employees to waive any rights, remedies or claims which it may have in respect of any misrepresentation, inaccuracy or omission in or from any information or advice supplied or given by PLL and/or PLB or their respective directors, officers, agents or employees in connection with assisting the Sellers in the making of any representation, the giving of any Warranty or the preparation of Schedule 4.

8.6      Termination Rights

         8.6.1 If prior to Closing, any Seller is in material breach of any Sellers' Warranty, the Purchasers shall be entitled (in addition to and without the right to claim damages) by notice in writing to the Sellers to terminate this Agreement with immediate effect if such breach (provided it can be cured) has not been cured within ten days of actual knowledge thereof by Sellers (other than Clauses 1, 11, 12 and 13).

         8.6.2 Any failure by the Purchasers to exercise their right to terminate this Agreement under Clause 8.6.1 shall not constitute a waiver of any other rights of the Purchasers arising out of any material breach of any Sellers' Warranty.

8.7      Sellers' Undertaking to Pay

         8.7.1 Without limiting the rights of any Purchaser to claim damages for breach of any Sellers' Warranty on any basis, the Sellers agree and undertake with the Purchasers in the case of a breach of any Sellers' Warranty, to pay in cash to the Purchasers a sum equal to the amount necessary to put PLL and/or the Transferred Portfolio into the position which would have existed had the Sellers' Warranty been true and accurate, together with all costs and expenses (including, without limitation, legal fees, experts' fees and consultants' fees on an indemnity basis and all costs and expenses incurred in the recovery of the amounts payable under the claim for breach of any Sellers' Warranty) incurred directly or indirectly as a result of or in connection with the breach of any Sellers' Warranty.

         8.7.2 Without prejudice to Clause 8.7.1, where the nature of the breach of the Sellers' Warranty or the effect of the breach of the Sellers' Warranty is that:

                  (i) the value of an asset (including one warranted to exist but not existing) of PLL and/or PLB is or becomes less than its value would have been had there been no breach of Sellers' Warranty or

                  (ii) PLL and/or PLB has or incurs any liability or increase in liability which would not have been incurred if there had been no breach of Sellers' Warranty,

                  the Sellers shall be liable to pay, in accordance with Clause 8.7.1, the full amount of such deficiency or diminution in value of the relevant asset or of the relevant liability or increase in liability. Provided, however, that Sellers shall not be required to provide compensation for such deficiency or diminution in value hereunder unless and until the aggregate amount of all damages subject to recompense under this Clause exceeds one hundred fifty thousand Dollars of the United States of America (USD 150,000.) with the exception of Tax matters.

         8.7.3 For the purpose of assessing the damages for any breach of the Sellers' Warranty, the Sellers acknowledge that the Purchasers enter into this Agreement with the intention that the business comprised within PLL and the business of PLB transferred to WOB will be continued as going concerns.

         8.7.4 Clause 13,9 shall apply mutatis mutandis to this Clause 8.7 as if Clause 8.7 provided for an indemnity.

8.8      The Purchasers' Warranties and Continuing Obligations

         8.8.1 Each of the Purchasers warrants to each of the Sellers that the statements set out in Schedule 3 are true and accurate.

         8.8.2 Each of the Purchasers further warrants to each of the Sellers that the statements set out in Schedule 3 will be fulfilled down to and will be true and accurate in all respects at Closing as if they had been repeated at Closing.

         8.8.3 Each of the Purchasers' Warranties shall be separate and independent and shall not be limited by reference to anything in this Agreement.

         8.8.4 The Purchasers shall retain any books, records or other information relating to PLL and/or PLB for a period of ten
                  (10) years after the date of Closing which are not otherwise retained by Sellers pursuant to this Agreement, and shall allow the Sellers reasonable access to such books, records and information for the purpose of allowing Sellers to defend themselves against any claims relating to the operation of PLL and/or PLB which they engaged in prior to Closing, provided that prior to any access the Sellers shall have given a confidentiality undertaking in such terms as the Purchasers may reasonably require; this clause is subject to the Purchasers always complying with any applicable legislation, including without being limited to any applicable secrecy rules.

8.9      Survival, Limitations

         8.9.1 The representations and warranties of the Parties hereto contained in this Agreement or in any certificate, instrument or document delivered pursuant hereto shall survive the Closing until the second (2nd) anniversary of the Closing Date (such anniversary, the "Survival Date"). From and after the Survival Date, no Party hereto or any shareholder, director, officer, Employee or affiliate of such Party shall be under any liability whatsoever (whether pursuant to this Section 8 or otherwise) with respect to any such representation or warranty, except with respect to matters as to which notice has been received in accordance with Section 9.1.

         8.9.2 With respect to tax matters, the representations and warranties of the Parties hereto contained in this Agreement shall survive the Closing until the expiration of all applicable statutes of limitations (including all periods of extension, whether automatic or permissive) in the case of the representations and warranties of the Seller respectively set forth in Section 12 of Schedule 2 of this Agreement.

         8.9.3 Provided, however, that Sellers shall not be required to provide indemnification hereunder unless and until the aggregate amount of all damages subject to indemnification under this Agreement exceeds one hundred and fifty thousand Dollars of the United States of America (USD 150,000.) with the exception of Tax matters.

         8.9.4 Notwithstanding anything to the contrary contained herein, the maximum amount that may be collected by Purchasers and their affiliates and their respective officers, directors, Employees, and agents as indemnification under this Agreement shall not exceed fifty percent (50%) of the Purchase Price, with the exception of Tax matters.

9        CLAIMS

9.1      Notification

         If any Purchaser becomes aware of any matter or circumstances that may give rise to a claim against any Seller, and has reasonable grounds for believing that such claim is recoverable, for breach of any Sellers' Warranty, the Purchasers shall within twenty (20) Business Days give a notice in writing to the Sellers setting out full details such details as are available of the specific matter or circumstances in respect of which the claim is made, the grounds for believing that such claim is recoverable and, if practicable, an estimate of the amount of Losses which are, or are to be, the subject of the claim (including any Losses which are contingent on the occurrence of any future event) in the manner provided. Failure to give notice within twenty (20) Business Days shall not prejudice any Purchaser except to the extent that the Seller's liability is thereby increased.

9.2      Commencement of Proceedings

         Any claim notified pursuant to Clause 9.1 shall (if it has not been previously satisfied, settled or withdrawn) be deemed to be withdrawn six (6) months after the notice is given to the Sellers pursuant to Clause 9.1 unless legal proceedings in respect of it (i) have been commenced by being both issued and served and (ii) are being and continue to be pursued with reasonable diligence.

9.3      Investigation by the Seller

         In connection with any claim notified by the Purchasers pursuant to Clause 9.1:

         9.3.1 the Purchasers shall allow any Seller and its respective financial, accounting or legal advisers to investigate the matter or circumstance alleged to give rise to such claim and whether and to what extent any amount is payable in respect of such claim; and

         9.3.2 the Purchasers shall give subject to their being paid all reasonable third party costs and expenses, all such information and assistance, including access to premises and personnel, and the right to examine and copy or photograph any assets, accounts, documents and records, as any Seller or its respective financial, accounting or legal advisers may reasonably request subject to the Purchasers always complying with any applicable legislation, including without being limited to any applicable secrecy rules, and subject to the Sellers agreeing in such form as the Purchasers may require to keep all such information confidential and to use it only for the purpose of investigating and defending the claim in question.

9.4      Procedure for Third Party Claims - Seller Control

         If the claim notified pursuant to Clause 9.1 is a result of or in connection with a claim by or liability to a third party then:

         9.4.1 no admission of liability shall be made by or on behalf of any Purchaser and the claim shall not be compromised, disposed of or settled without the consent of the Sellers, (such consent not to be unreasonably withheld or delayed);

         9.4.2 subject to Clause 9.5 and subject to the Sellers indemnifying the Purchasers against all Losses, the Sellers shall be entitled at their own expense and in their absolute discretion, by notice in writing to the Purchaser, for themselves and as agent for the other Purchasers, to take such action as they shall deem necessary to avoid, dispute, deny, defend, resist, appeal, compromise or contest such claim or liability (including, without limitation, making counterclaims or other claims against third parties) in the name of and on behalf of the Purchasers and to have the conduct of any related proceedings, negotiations or appeals; and

         9.4.3 the Purchasers shall give, subject to their being paid all reasonable costs and expenses, all such information and assistance including access to premises and personnel, and the right to examine and copy or photograph any assets, accounts, documents and records, as the Sellers may reasonably request for the purpose referred to in Clause 9.4.2, including instructing such professional or legal advisers as the Sellers may nominate to act on behalf of the Purchasers, but in accordance with the Seller's instructions;

         9.4.4 the Sellers shall, or shall procure that, the Purchasers are kept fully informed of all relevant matters relating to the claim and shall promptly forward or procure to be forwarded to the Purchasers copies of all correspondence and other written communications relating to the claim; and

         9.4.5 the Sellers shall consult as fully as reasonably practicable with the Purchasers in relation to the conduct of any proceedings arising out of the claim and shall not make any admission of liability, agreement, settlement or compromise with any third party without the prior written consent of the Purchasers (such consent not to be unreasonably withheld or delayed).

9.5      Exception

         The Sellers shall not be entitled to take the action referred to in Clause 9.4.2, if the Purchasers reasonably consider that such action may be unduly onerous or materially prejudicial to them or to their business and the Purchasers notify the Sellers in writing clearly stating their reasons to that effect within twenty (20) Business Days of the Sellers' notification referred to in Clause 9.4.2.

9.6      Procedure for Third Party Claims - Purchaser Control

         If the claim in question is a result of or in connection with a claim by or liability to a third party then:

         9.6.1 subject to Clause 9.7 and subject to the Sellers indemnifying the Purchasers against all Losses which may be incurred, the Purchasers shall take such action as the Sellers may reasonably request to avoid, dispute, deny, defend, resist, appeal, compromise or contest such claim;

         9.6.2 the Purchasers may admit, compromise, dispose of or settle such claim if the Sellers unreasonably delay making a request pursuant to Clause 9.6.1, provided that the Purchasers have notified the Sellers of their intention to deal with such claim and have given the Sellers a period of twenty (20) Business Days to respond;

         9.6.3 if the Sellers make any request pursuant to Clause 9.6.1, the Purchasers shall take all reasonable steps to procure that the Sellers are provided on reasonable notice with all material correspondence and documentation relating to the claim as the Sellers may reasonably request subject to the Sellers agreeing in such form as the Purchasers may require to keep all such correspondence and information confidential and to use it only for the purpose of dealing with the relevant claim.

9.7      Exception

         Neither Sellers nor Purchasers shall be required to take any action, which they reasonably consider may be unduly onerous or materially prejudicial to them or to their business.

10       RESTRICTIONS ON THE SELLERS NON COMPETITION

10.1     Restrictions

         The Sellers undertake with the Purchasers and PLL that the Sellers will not and will procure that none of their related companies, such as without being limited to any parent company, sister company and/or subsidiary, their directors, officers and/or Employees, as well as the directors, officers and/or Employees of their related companies, including without being limited to any parent company, sister company and/or subsidiary, will, and will procure that no person, firm or company, carrying on with the consent of any Seller and business in succession to the Sellers, will, in any capacity during the Restricted
         Period:

         10.1.1 carry on, be engaged in or be economically interested in any business which is of the same or similar type to the business of PLL and/or PLB as now carried on and which is or is likely to be in competition with any part of the business of PLL and/or WOB as now carried on and as carried on immediately after closing nor be concerned or interested in any such business;

         10.1.2 canvass or solicit the customer of any person, firm or company who has within five years prior to Closing been a regular customer in relation to a Restricted Activity; or

         10.1.3 canvass or solicit the services of any person, firm or company who has within five years prior to Closing been a regular insurance intermediary of PLL and/or PLB; or

         10.1.4 induce or seek to induce any present Restricted Employee to become employed whether as employee, consultant or otherwise by any of the Sellers, whether or not such Restricted Employee would thereby commit a breach of his contract of service.

10.2     Interpretation

         The following terms shall have the following meanings respectively in this Clause 10:

         10.2.1 "RESTRICTED ACTIVITY" means any business of selling unit-linked insurance policies within Europe, which is now carried on or which is directly competitive with the business as now carried on by the Sellers in connection with PLL and/or PLB;

         10.2.2 "RESTRICTED EMPLOYEE" means any Employee who (a) has access to trade secrets or other confidential information of the Sellers; (b) has participated in discussions relating to the transaction pursuant to this Agreement; or (c) is a Senior Employee;

         10.2.3 "RESTRICTED PERIOD" means five (5) years commencing on Closing or such period of time recognised by applicable law as being binding on the Sellers.

10.3     Reasonableness of Restrictions

         The Sellers agree that the restrictions contained in this Clause are no greater than are reasonable and necessary for the protection of the interest of the Purchasers but if any such restriction shall be held to be void but would be valid if deleted in part or reduced in application, such restriction shall apply with such deletion or modification as may be necessary to make it valid and enforceable.

10.4     Penalties

         10.4.1 In case of breach of the Sellers' obligations under this Clause 10, the Sellers must pay to the Purchasers a penalty in the amount of twenty percent (20%) of the higher amount of all premiums cashed by and the turn over of, the person, firm or company that causes the Sellers to be in breach of the provisions of this Clause 10, during the time period during which such person, firm or company causes the Sellers to be in breach thereof.

         10.4.2 The Purchasers reserve the right to claim damages exceeding the amount of penalty provided for in Clause 10.4.1 and payment of any penalty under this Clause 10.4 shall not affect the right of the Purchasers to require specific performance from the Sellers.

10.5     Exception for Continuing Operation of PLB

         The Parties hereby agree and acknowledge that it is anticipated that the Sellers will run off the existing business of PLB at the date of signature of this Agreement that is not transferred to the Purchasers. Accordingly, the provisions of Clauses 10.1 through 10.4 shall not apply to the Sellers to the extent they are required to engage in any actions contrary to such Clauses which are reasonably necessary in the course of ordinary business to continue during a reasonable time period to administer the policies of PLB existing at the date of signature of this Agreement which are not part of the Transferred Portfolio in the course of the above mentioned run off.

11       GUARANTEE

11.1     Sellers' Guarantee

         11.1.1 The Sellers unconditionally and irrevocably guarantee to the Purchasers and PLL the due and punctual performance and observance of all their obligations, commitments, undertakings, warranties and indemnities under or pursuant to this Agreement or any Local Transfer Documents and Procedures ("Sellers' Guaranteed Obligations") and agree to indemnify the Purchasers and/or PLL against all Losses which the Purchasers may suffer through or arising from any breach by any of the Sellers of the Sellers' Guaranteed Obligations.

         11.1.2 If and whenever any of the Sellers defaults for any reason whatsoever in the performance of any of the Sellers' Guaranteed Obligations, the Sellers shall forthwith upon demand unconditionally perform (or procure performance of) and satisfy (or procure the satisfaction of) the Sellers' Guaranteed Obligations in regard to which such default has been made in the manner prescribed by this Agreement and so that the same benefits shall be conferred on the Purchasers and/or on PLL as they would have received if the Sellers' Guaranteed Obligations had been duly performed and satisfied by the Sellers.

         11.1.3 The Sellers, subject to the terms and limitations contained in Clause 8.9, further unconditionally and irrevocably agree to indemnify the Purchasers and/or PLL against all Losses which the Purchasers may suffer through or arising from:

                  (i) the Sellers and/or PLL having breached prior to Closing, To The Knowledge of Sellers, any applicable law, including without being limited to, any regulatory requirements to conduct their business, to operate as an insurance undertaking and/or to sell their insurance products in the relevant jurisdictions, and the professional secrecy rules set out in article 111-1 of the Luxembourg law of 6 December 1991 on the insurance sector, such as amended; and

                  (ii) the outstanding options granted to some of the Employees of PLL.

         11.1.4 This guarantee is to be a continuing guarantee and accordingly is to remain in force until all Sellers' Guaranteed Obligations shall have been performed or satisfied. This guarantee is in addition to and without prejudice to and not in substitution for any rights or security, which the Purchaser may now or hereafter have or hold for the performance and observance of the Sellers' Guaranteed Obligations.

         11.1.5 As a separate and independent stipulation the Sellers agree that any of the Sellers' Guaranteed Obligations (including, without limitation, any moneys payable) which may not be enforceable against or recoverable from any of the other Sellers by reason of any legal limitation, disability or incapacity on or of any of the Sellers or any other fact or circumstances (other than any limitation imposed by this Agreement or Local Transfer Documents and Procedures) shall nevertheless be enforceable against and recoverable from the Sellers as though the same had been incurred by the Sellers and the Sellers were the sole or principal obligor in respect thereof and shall be performed or paid by the Sellers on demand.

         11.1.6 The Liability of the Sellers under this Clause 11.1 shall not be released or diminished by any variation of the Sellers' Guaranteed Obligations or any forbearance, neglect or delay in seeking performance of the Sellers' Guaranteed Obligations or any granting of time for such performance and shall not be affected or impaired by reason of any other fact or event which in the absence of this provision would or might constitute or afford a legal or equitable discharge or release or a defence to the a guarantor.

11.2     Tax and Social Security Indemnity

         The Sellers shall

         11.2.1 indemnify the Purchasers against the reasonable costs of preparing and filing any returns or declarations in respect of all Taxes including corporate taxes, VAT, payroll taxes and social security contributions, due by PLL, Mr Whicher, Mr Formosa and Mr Griffiths in the course of PLL's business run at and immediately prior to the date of signature of this Agreement, for all periods of assessment which end on or before Closing as well as for all periods of assessment which commence before and end after Closing, these costs being determined by an independent tax adviser as agreed between Sellers and Purchasers; for any returns or declarations with respect to all periods of assessment commencing before and ending after Closing, the costs of preparing and filing these returns or declarations shall be split pro rata tempore between the Purchasers and the Sellers considering the time period before Closing and the time period after Closing;

         11.2.2 pay directly or promptly reimburse the Purchasers and indemnify and hold the Purchasers harmless against and from all Taxes including penalties and late interest payments due by PLL, Mr Whicher, Mr Formosa and Mr Griffiths, for all periods of assessment which end on or before the date of signature of this Agreement and with respect to any period of assessment commencing before that date and ending after that date; any payment under this provision shall be made within ten (10) Business Days of the formal notification of the tax assessment by the Purchasers to the Sellers; any payment not made within such time period shall be subject to an interest charge of 6% percent per annum;

         11.2.3 assist the Purchasers in preparing any returns or declaration referred to in Clause 11.2.1 above; and

         11.2.4 cooperate fully in preparing for any audits of, or disputes with the tax authorities regarding any returns or declaration filed or to be filed in respect of periods of assessments referred to in Clause 11.2.1 above.

         11.2.5 The provisions of this Section 11.2 shall be subject to the right of the Sellers, upon the granting of prior notice to the Purchasers of their intent to do so, to participate in and/or contest or appeal, through appropriate procedural channels, any proceedings with any taxation authority which has assessed or expressed its intention to assess any tax or penalty referred to in Clause 11.2.1 above, without however being authorised to take any action regarding such proceedings without the prior written approval from the Purchasers. The provisions of this
                  Section 11.2 shall be subject to the right of Sellers, upon the granting of prior notice to Purchasers of their intent to do so, as far as legal, to participate in and /or contest or appeal, through appropriate procedural channels, any proceedings with any taxation, authority which has assessed or expressed its intention to assess any tax or penalty referred to in Clause 11.2.1 above. Moreover, the Purchasers undertake to challenge any assessment of taxes or intention to assess any tax which may give rise to liability for reimbursement by the Sellers by whatever tax authorities in any case where (1) the Purchasers and the Sellers agree that the assessment may be reasonably challenged and (2) the Purchasers intend to seek indemnification from the Sellers.

11.3     Reputational Damage

         11.3.1   DEFINITION

         A "REPUTATIONAL DAMAGE" occurs on the side of the Purchasers when a Credit Suisse Group unit or Employee is facing public outrage, critique, allegations for supposedly violating applicable legislation, governmental or para governmental regulations.

         11.3.2   COMMITMENT OF SELLERS IN THE EVENT OF A REPUTATIONAL DAMAGE

         In the event that the Purchasers suffer Reputational Damage based on an occurrence related to the time prior to Closing as well as to the transaction contemplated by this Agreement, the Sellers shall give any necessary support to the Purchasers in order to prevent, reduce, or limit the reputational damage of the Purchasers or any other Credit Suisse Group unit or Employee, such as, without being limited to, by assisting in the clarification of the facts or issuing respective media statements or any other appropriate measures deemed to be necessary by the Purchasers.

11.4     The Purchasers' Guarantee

         11.4.1 The Purchasers unconditionally and irrevocably guarantee to the Sellers the due and punctual performance and observance of all their obligations, commitments, undertakings, warranties and indemnities under or pursuant to this Agreement or any Local Transfer Documents and Procedures (the "PURCHASERS' GUARANTEED OBLIGATIONS").

         11.4.2 If and whenever any of the Purchasers defaults for any reason whatsoever in the performance of any of the Purchasers' Guaranteed Obligations, the Purchasers shall forthwith upon demand unconditionally perform (or procure performance of) and satisfy (or procure the satisfaction of) the Purchasers' Guaranteed Obligations with regard to which such default has been made in the manner prescribed by this Agreement and so that the same benefits shall be conferred on the Sellers as they would have received if the Purchasers' Guaranteed Obligations had been duly performed and satisfied by the Sellers.

         11.4.3 This guarantee is to be a continuing guarantee and accordingly is to remain in force until all of the Purchasers' Guaranteed Obligations shall have been performed or satisfied. This guarantee is in addition to and without prejudice to and not in substitution for any rights or security, which the Sellers may now or hereafter have or hold for the performance and observance of the Purchasers' Guaranteed Obligations.

         11.4.4 As a separate and independent stipulation the Purchasers agree that any of the Purchasers' Guaranteed Obligations (including, without limitation, any moneys payable) which may not be enforceable against or recoverable from any of the other Purchasers by reason of any legal limitation, disability or incapacity on or of any of the Purchasers or any other fact or circumstances (other than any limitation imposed by this Agreement or Local Transfer Documents and Procedures) shall nevertheless be enforceable against and recoverable from the Purchasers as though the same had been incurred by the Purchasers and the Purchasers were the sole or principal obligor in respect thereof and shall be performed or paid by the Purchasers on demand.

         11.4.5 The liability of the Purchasers under Clause 11 shall not be released or diminished by any variation of the Purchasers' Guaranteed Obligations or any forbearance, neglect or delay in seeking performance of the Purchasers' Guaranteed Obligations or any granting of time for such performance and shall not be affected or impaired by reason of any other fact or event which in the absence of this provision would or might constitute or afford a legal or equitable discharge or release or a defence to the guarantor.

12       CONFIDENTIALITY

12.1     Announcements

         No announcement or circular in connection with the existence or the subject matter of this Agreement shall be made or issued by or on behalf of any Seller or Purchaser or any member of the Seller's Group or the Purchaser's Group without the prior written approval of the Sellers and the Purchasers. This shall not affect any announcement or circular required by law or any regulatory or other governmental body or the rules of any recognised stock exchange on which the shares of either party are listed but the party with an obligation to make an announcement or issue a circular shall consult with the other party insofar as is reasonably practicable before complying with such an obligation.

12.2     Confidentiality

         12.2.1

                  (i) Subject to Clause 12.1 and Clause 12.2.3, each of the Sellers and Purchasers shall, and shall procure that its respective parent companies and/or subsidiaries, if any, shall, treat as strictly confidential and not disclose or use any information received or obtained as a result of entering into this Agreement (or any agreement entered into pursuant to this Agreement) which relates to:

                           (a) the provisions of this Agreement and any agreement entered into pursuant to this Agreement;

                           (b) the negotiations relating to this Agreement (and any such other agreement); or

                  (ii) Without prejudice to Clause 7.1.5, each of the Sellers shall and shall procure that its respective subsidiaries shall, treat as strictly confidential and not disclose or use any information relating to the Purchasers' and their respective subsidiaries' business, financial or other affairs (including future plans and targets).

                  (iii) Without prejudice to Clause 7.1.5, each of the Purchasers shall and shall procure that its respective subsidiaries shall, treat as strictly confidential and not disclose or use any information relating to the Sellers' and their respective subsidiaries' business, financial or other affairs (including future plans and targets).

         12.2.2 Clause 12.2.1 shall not prohibit disclosure or use of any information if and to the extent:

                  (i) the disclosure or use is required by law, any regulatory body or any recognised stock exchange on which the shares of either Party are listed;

                  (ii) the disclosure or use is required to vest the full benefit of this Agreement in either Party;

                  (iii) the disclosure or use is required for the purpose of any judicial proceedings arising out of this Agreement or any other agreement entered into under or pursuant to this Agreement or the disclosure is made to a Tax Authority in connection with the Tax affairs of the disclosing party;

                  (iv) the disclosure is made to professional advisers of the Sellers or the Purchasers on terms that such professional advisers undertake to comply with the provisions of Clause 12.2.1 in respect of such information as if they were a party to this Agreement;

                  (v) the information becomes publicly available (other than by breach of this Agreement);

                  (vi) the other party has given prior written approval to the disclosure or use; or

                  (vii) the information is independently developed after Closing,

                  provided that prior to disclosure or use of any information pursuant to Clause 12.2.2(i), (ii) or (iii), the Party concerned shall promptly notify the other relevant Party of such requirement with a view to providing the other party with the opportunity to contest such disclosure or use or otherwise to agree the timing and content of such disclosure or use.

         12.2.3 On each Closing, the Sellers shall assign to the Purchasers, to the extent permitted by the terms of the relevant agreement, the benefit of any confidentiality agreements entered into by the Sellers in relation to PLL and/or PLB.

12.3     Return of Documents

         If Closing does not take place by 30 September 2002 or such later date as the Sellers and Purchasers may agree, the Purchasers shall, subject to the Purchasers always complying with any applicable legislation, forthwith make reasonable efforts to:

         12.3.1 return all written information of or relating to the Sellers and PLL provided to the Purchasers or their advisers (the "CONFIDENTIAL INFORMATION") which is in the Purchasers' possession or under the custody and control of the Purchasers without keeping any copies thereof;

         12.3.2 destroy all information, analyses, compilations, notes, studies, memoranda or other documents derived from, containing or reflecting Confidential Information; and

         12.3.3 so far as it is practicable to do so (but, in any event, without prejudice to the obligations of confidentiality contained in this Agreement,) expunge any confidential information from any computer, word processor or other device in the Purchasers' possession or under the Purchasers' custody and control.

13       OTHER PROVISIONS

13.1     Further Assurances

         Each of the Parties shall from time to time execute such documents and perform such acts and things as any other Party may reasonably require to transfer the Shares and the Transferred Portfolio to the Purchasers and to give any party the full benefit of this Agreement and any Local Transfer Documents and Procedures.

13.2     Whole Agreement

         13.2.1 This Agreement contains the whole agreement between the Sellers and Purchasers relating to the subject matter of this Agreement at the date hereof to the exclusion of any terms implied by law which may be excluded by contract and supersedes any previous written or oral agreement between the Sellers and Purchasers in relation to the matters dealt with in this Agreement.

         13.2.2 Each of the Purchasers acknowledges that it has not been induced to enter this Agreement by any representation, warranty or undertaking not expressly incorporated into it.

         13.2.3 So far as is permitted by law and except in the case of fraud, each of the Sellers and Purchasers agrees and acknowledges that its only right and remedy in relation to any representation, warranty or undertaking made or given in connection with this Agreement shall be for breach of the terms of this Agreement to the exclusion of all other rights and remedies (including those in tort or arising under statute).

         13.2.4 In Clauses 13.2.1 to 13.2.3, "this Agreement" includes all documents entered into pursuant to this Agreement.

13.3     Successors and Assigns

         13.3.1 Subject to Clause 13.3.2, this Agreement is personal to each of the Sellers and Purchasers to it. Accordingly, no Purchaser and no Seller may, without the prior written consent of the other Sellers and Purchasers, assign, hold on trust or otherwise transfer the benefit of all or any of the other's obligations under this Agreement, nor any benefit arising under or out of this Agreement.

         13.3.2 Except as otherwise expressly provided in this Agreement, a Seller or Purchaser may, without the consent of the other Sellers and Purchasers, assign to a subsidiary the benefit of all or any of the other Party's obligations under this Agreement provided however that such assignment shall not be absolute but shall be expressed to have effect only for so long as the assignee remains a subsidiary of the Party concerned.

         13.3.3 For the avoidance of doubt, any Purchaser shall continue to be entitled to claim against any Seller for breach of this Agreement, if the Purchasers disposed of any part of the Shares and/or the Transferred Portfolio after the date of this Agreement or ceased to be the owner of any part of the Shares and/or the Transferred Portfolio.

13.4     Variation

         No variation of this Agreement shall be effective unless in writing and signed by or on behalf of each of the Sellers and Purchasers to this Agreement.

13.5     Time of the Essence

         Time shall be of the essence of this Agreement both as regards any dates, times and periods mentioned and as regards any dates, times and periods that may be substituted for them in accordance with this Agreement or by agreement in writing between the Sellers and Purchasers.

13.6     Method of Payment

         13.6.1 Wherever in this Agreement provision is made for the payment by one Party to another, such payment shall be effected net of any banking fees or charges for the beneficiary by crediting for same day value the account specified by the Party entitled to the payment (reasonably in advance and in sufficient detail to enable payment by telegraphic or other electronic means to be effected) on or before the due date for payment.

         13.6.2 Payment of such sum shall be a good discharge to the payer (and those on whose behalf such payment is made) of its obligation to make such payment and the payer (and those on whose behalf such payment is made) shall not be obliged to see to the application of the payment as between those on whose behalf the payment is received.

         13.6.3 Without prejudice to Clauses 13.6.1 and 13.6.2, wherever in this Agreement provision is made for a payment by any Seller to any Purchaser such payment shall be made by the Seller for itself and as agent for the other Sellers to the Purchaser for itself and as agent for the other Purchasers.

         13.6.4 Without prejudice to Clauses 13.6.1 and 13.6.2, wherever in this Agreement provision is made for a payment by any Purchaser to any Seller such payment shall be made by the Purchaser for itself and as agent for the other Purchasers to the Seller for itself and as agent for the other Sellers.

13.7     Costs

         13.7.1 The Sellers shall bear all costs incurred by them in connection with the preparation, negotiation and execution of this Agreement, the Local Transfer Documents and Procedures and the sale of the Shares and the Transferred Portfolio.

         13.7.2 The Purchasers shall bear all such costs incurred by them in connection with the preparation, negotiation and execution of this Agreement, the Local Transfer Documents and Procedures and the purchase of the Shares and the Transferred Portfolio.

13.8     Interest

         If any Seller or any Purchaser defaults in the payment when due of any sum payable under this Agreement, the Local Transfer Documents and Procedures (howsoever determined), the liability of the Sellers or the Purchasers (as the case may be) shall be increased to include interest on such sum from the date when such payment is due until the date of actual payment (as well after as before judgment) at a rate per annum of one per cent (1%) above LIBOR from time to time. Such interest shall accrue from day to day and shall be compounded with monthly rests.

13.9     Grossing-up of Indemnity Payments, VAT

         13.9.1 Where any payment is made under this Agreement pursuant to an indemnity, compensation or reimbursement provision and that sum is subject to a charge to Taxation in the hands of the recipient (other than Taxation attributable to a payment being properly treated as an adjustment to the consideration paid by the Purchasers) the sum payable shall be increased to such sum as will ensure that after payment of such Taxation (and after giving credit for any tax relief available to the recipient in respect of the matter giving rise to the payment) the recipient shall be left with a sum equal to the sum that it would have received in the absence of such a charge to taxation.

         13.9.2 Where any sum (the "INDEMNITY SUM") constituting an indemnity, compensation or reimbursement to any Party is paid to a person other than the Party but is treated as taxable in the hands of the Party the payer shall promptly pay to the Party such sum as shall reimburse the Party for all Taxation suffered by it in respect of the payment (after giving credit for any tax relief available to the Party in respect of the matter giving rise to the payment).

         13.9.3 Where under the terms of this Agreement one Party is liable to indemnify or reimburse another Party in respect of any costs, charges or expenses, the payment shall include an amount equal to any VAT thereon not otherwise recoverable by the other Party, subject to that Party using all reasonable endeavours to recover such amount of VAT as may be practicable.

13.10    Notices

         13.10.1 Any notice, claim or demand in connection with this Agreement shall be in writing (a "Notice") and shall be sufficiently given or served if delivered or sent:

                  in the case of any of the Sellers to:

                  STANDARD MANAGEMENT CORPORATION,

                  Indianapolis (U.S.A.), Indiana 46280, 10689 N. Pennsylvania

                  Fax: +1-317-574-6227

                  Attention: Mr Ronald D. Hunter, Chairman, President & CEO

                  With a copy to: Mr Stephen M. Coons

                  Indianapolis (U.S.A.), Indiana 46280, 10689 N. Pennsylvania

                  Fax: (317) 574-6227

                  in the case of any of the Purchasers and/or PLL to:

                  WINTERTHUR LIFE,

                  CH-8401 Winterthur (Switzerland), Theaterstrasse 17,

                  Fax: +41-52-261-5288

                  Attention: Mr Peter Angehrn and Mr Fintan Nunes

                  or to such other address, fax number or addressee as is notified in writing by the Sellers or the Purchasers to the other.

         13.10.2 Any Notice may be delivered by hand or, sent by courier, fax or registered letter. Without prejudice to the foregoing, any Notice shall conclusively be deemed to have been received on the next working day in the place to which it is sent, if sent by courier or fax, or 60 hours from the time of posting, if sent by registered letter, or at the time of delivery, if delivered by hand.

13.11    Invalidity

         If any provision in this Agreement shall be held to be illegal, invalid or unenforceable, in whole or in part, under any enactment or rule of law, such provision or part shall to that extent be deemed not to form part of this Agreement but the legality, validity or enforceability of the remainder of this Agreement shall not be affected.

13.12    Counterparts

         This Agreement is entered into in as many originals as are Parties to this Agreement, all of which are signed by all Parties and all of which, taken together, shall constitute one and the same instrument. Each of the Parties declares to have received one executed original.

13.13    Governing Law and Submission to Jurisdiction

         13.13.1 This Agreement and the documents to be entered into pursuant to it, save as expressly referred to therein, shall be governed by and construed in accordance with Luxembourg law.

         13.13.2 The Sellers and Purchasers irrevocably agree that the courts of Luxembourg-City are to have exclusive jurisdiction to settle any dispute which may arise out of or in connection with this Agreement and the documents to be entered into pursuant to it and that accordingly any proceedings arising out of or in connection with this Agreement and the documents to be entered into pursuant to it shall be brought in such courts. The Sellers and Purchasers irrevocably submit to the jurisdiction of such courts and waive any objection to proceedings in any such court on the ground of venue or on the ground that proceedings have been brought in an inconvenient forum.

IN WITNESS whereof this Agreement has been duly executed.

SIGNED BY Mr. Stephen Coons
Executive Vice President and Secretary                         }
on behalf of Standard Management Corporation

SIGNED by Mr. Stephen Coons,
Manager, and Mr. Patrick Whicher,
Manager,                                                       }
on behalf of Standard Management
International S.ar.I

SIGNED BY Mr. Stephen Coons
Executive Vice President and Secretary                         }
on behalf of Standard Management Financial
Corporation

SIGNED by Mr. Patrick Whicher,
Managing Director,                                             }
on behalf of Premier Life (Bermuda) Ltd.

SIGNED by Mr. Peter Angehrn,
Executive Board Member [Operations]
and Mr. Fintan Nunes, Head of Cross                            }
Border Business,
on behalf of Winterthur Life

SIGNED by Mr Peter Angehrn
Executive Board Member [Operations]
and Mr Fintan Nunes, Head of Cross                             }
Border Business,
on behalf of Winterthur Life

                                   SCHEDULE 1
                               CLOSING OBLIGATIONS

SELLERS' GENERAL OBLIGATIONS

         On each Closing, each of the Sellers shall deliver or make available to the Purchasers or as the Purchasers may direct the following:

         1.1.1 evidence of the due fulfilment of the conditions set out in Clause 4 for which the Sellers are responsible;

         1.1.2 evidence that the Sellers are authorised to execute this Agreement;

         1.1.3 evidence that the Sellers are authorised to execute and/or fulfil the Local Transfer Documents and Procedures;

         1.1.4 one or several legal opinions from the Sellers' local counsel stating with respect to each of them as well as PLL that:

                  (i) each of the Sellers has been validly incorporated, is duly organised and is existing under its applicable laws;

                  (ii) each of the Sellers has the corporate power to enter into and perform this Agreement as well as any Local Transfer Documents and Procedures;

                  (iii) each of the Sellers has taken all necessary corporate action to authorise its entry into and performance of this Agreement as well as any Local Transfer Documents and Procedures;

                  (iv) this Agreement as well as any Local Transfer Documents and Procedures have been validly signed by each of the Sellers.

                  (v) all governmental or regulatory consents, approvals or authorisations required by each of the Sellers under the applicable law for its entry into and performance of this Agreement have been obtained;

                  (vi) under any applicable law, there are no registration, filing or similar formalities required to ensure the validity, binding effect and enforceability against each of the Sellers of this Agreement as well as any Local Transfer Documents and Procedures;

                  (vii) the entry into and performance of this Agreement as well as any Local Transfer Documents and Procedures by each of the Sellers does neither violate any applicable law nor the relevant constitutive documents of each of the Sellers;

                  (viii) under any applicable law, the choice of Luxembourg law as the governing law of the Agreement will be recognised in the applicable jurisdiction and accordingly Luxembourg law governs the validity, binding effect and enforceability against each of the Sellers of the Agreement;

                  (ix) a final and conclusive judgement for the payment of money rendered by a court in Luxembourg which is enforceable in Luxembourg will be recognised and enforceable by any applicable courts without review of its merits;

                  (x) no stamp duty or ad valorem registration or similar tax is payable under any applicable law in connection with the parties entering into this Agreement.

2        TRANSFER OF SHARES AND TRANSFERRED PORTFOLIO

2.1      GENERAL OBLIGATIONS

         On each Closing, the Sellers and the Purchasers shall execute Local Transfer Documents and Procedures as required to validly sell the Shares and validly assign and transfer the Transferred Portfolio as agreed under this Agreement.

2.2      SPECIFIC OBLIGATIONS

         2.2.1 For the purposes of compliance with paragraph 2.1 as it relates to the purchase of the Shares, the Sellers shall deliver or make available to the Purchasers the following:

                  (i) evidence that the conditions precedents set out in Clause 4.1 of the Agreement which are of the Sellers' responsibility are met;

                  (ii) the shareholders register of PLL reflecting the transfer of the Shares to WLP and the cancellation of the share certificates issued to SMI and Mr Whicher in a form complying with applicable law;

                  (iii) a share certificate in the name of WLP reflecting the registration in PLL's shareholders register of WLP as shareholder of PLL in a form complying with applicable law,

                  (iv) confirmation from the CAA, that the new shareholders of PLL are accepted;

                  (v) all books, records, minutes and documents, all information relating to customers, suppliers, agents and distributors and all other information in the possession or control of the Sellers relating exclusively or primarily to PLL as the Purchasers may reasonably require; and

                  (vi) such other documents as the Purchasers may reasonably request

         2.2.2 For the purposes of compliance with paragraph 2.1 as it relates to the assignment and transfer of the Transferred Portfolio, the Sellers shall deliver or make available to the Purchasers the following:

                  (i) evidence that the conditions precedents set out in Clause 4.2 of the Agreement which are of the Sellers' responsibility are met;

                  (ii)     copies of the Transferred Policies;

                  (iii) all verification documents in the Sellers' possession pertaining to the policyholders and beneficiaries of the PLB Transferred Policies;

                  (iv) sufficient access to information to enable the Purchasers to cause to be prepared an independent actuarial report on the Transferred Portfolio;

                  (v) evidence of the revocation of all mandates to bankers in respect of any accounts connected to the Transferred Portfolio and the giving of authority to such persons as the Purchasers may nominate to operate the bank accounts thereof; and

                  (vi) such other documents as the Purchasers may reasonably request.

         2.2.3 The Parties agree to terminate the Service Agreement, which exists between PLL and PLB at the date of signature of this Agreement, regarding insurance services to be provided by PLL to PLB with immediate effect at Closing of the assignment and transfer of the Transferred Portfolio.

                                   SCHEDULE 2
                     WARRANTIES GIVEN BY EACH OF THE SELLERS

CORPORATE INFORMATION

1.1      THE SHARES AND PLL

         1.1.1 At Closing, SMI will be the sole owner of the Shares and have the right to exercise all voting and other rights over the Shares.

         1.1.2 The Shares comprise the whole of the issued and subscribed share capital of PLL, have been properly and validly issued and subscribed and are each fully paid.

         1.1.3 No person has the right (whether exercisable now or in the future and whether contingent or not) to call for the subscription conversion, issue, registration, sale or transfer, amortisation or repayment of any share capital or any other security giving rise to a right over, or an interest in, the capital of PLL under any option, agreement or other arrangement (including conversion rights and rights of pre-emption).

         1.1.4    There are no Encumbrances on the Shares.

         1.1.5 All consents for the transfer of the Shares have been obtained or will be obtained by Closing.

         1.1.6 The Shares are not listed on any stock exchange or regulated market.

         1.1.7    PLL:

                  (i) has no interest in, or has not agreed to acquire, any share capital or other security of any other company (wherever incorporated); or

                  (ii) has any branch, division, establishment or operations outside the jurisdiction in which it is incorporated.

         1.1.8    The particulars contained in Schedule I are true and accurate.

1.2      CORPORATE REGISTERS AND MINUTE BOOKS OF PLL

         1.2.1 The registers and minute books required to be maintained by PLL under applicable law:

                  (i)      are up-to-date;

                  (ii)     are maintained in accordance with applicable law; and

                  (iii) contain complete and accurate records of all matters required to be dealt with in such books and records,

                  in each case in all material respects.

         1.2.2 All such registers and books are in the possession (or under the control) of PLL and no notice or allegation that any of such books and records is incorrect or should be rectified has been received.

         1.2.3 All filings, publications, registrations and other formalities required by applicable law to be delivered or made by PLL to company registries in each relevant jurisdiction have been duly delivered or made on a timely basis.

2        ACCOUNTS

2.1      AUDITED ACCOUNTS

         PLL's Audit Accounts and PLB's Audit Accounts:

         2.1.1 have been prepared in accordance with lAS (International Auditing Standards) and any applicable accounting rules of Luxembourg law, in the case of PLL's Audit Accounts, and UK GAAP, in the case of PLB's Audit Accounts, applied on a consistent basis; and

         2.1.2 fairly present in all material respects the state of affairs of PLL and PLB respectively for the period ended 30 September 2001.

2.2      MANAGEMENT ACCOUNTS

         So far as the Sellers are aware, PLB's Management Accounts and PLL's Management Accounts have been fairly prepared in accordance with accounting policies consistent with those used in preparing the PLB's Audit Accounts and the PLL's Audit Accounts respectively. PLB's Management Accounts and PLL's Management Accounts fairly present the assets, liabilities and state of affairs of PLB and PLL respectively as at 31 March 2002 and the profits or losses for the period concerned in all material respects.

3        FINANCIAL OBLIGATIONS

3.1      FINANCIAL FACILITIES

         3.1.1 Except as disclosed in Schedule 4, there are no loan, overdraft and other financial facilities outstanding or available to PLL.

         3.1.2 There are no loan, overdraft and other financial facilities made by PLL.

3.2      GUARANTEES

         Except as disclosed in Schedule 4, there is not outstanding guarantee, indemnity or surety ship, security or comfort (whether or not legally binding) given by or for the benefit of PLL.

3.3      LIABILITY FOR DEBTS OF OTHERS

         PLL cannot, by virtue of any act or omission as director, shadow director or "de facto" manager of another entity, be liable to pay all or part of the debts of that other entity.

3.4      OFF-BALANCE SHEET FINANCING

         PLL has not factored, discounted or securitised any of its debts, nor engaged in any financing of a type which would not be required to be shown or reflected in the PLL's Accounts or borrowed any money which it has not repaid.

3.5      GRANTS AND SUBSIDIES

         3.5.1 PLL has not received any EC, government, regional, federal, state or local authority investment grants, loan subsidies or financial aid, nor have such investment grants, loan subsidies or financial aid been pledged to it and no applications for EC, government, regional, federal, state or local authority investment grants, loan subsidies or financial aid have been made during that period.

         3.5.2 The entering into, and the performance of, this Agreement and any of the documents to be entered into pursuant to or in connection with this Agreement, will not result in the forfeit or repayment of any grant, subsidy or financial aid received by and/or pledged to PLL.

4        ASSETS

4.1      THE PROPERTIES

         There are no material premises, buildings land or other property rights owned by PLL

4.2      LEASES

         Where any property is leased by PLL:

         4.2.1    the requisite details have been disclosed in Schedule 4;

         4.2.2 there is no material subsisting breach, nor any material non-observance of any covenant, condition or agreement contained in the lease under which PLL holds its interest in the property, on the part of the relevant landlord or PLL;

         4.2.3 there is no right for the landlord to terminate the lease before the expiry of the contractual term; and

         4.2.4 all steps in rent reviews have been duly taken and no rent reviews are or should be currently under negotiation or the subject of a reference to an expert or arbitrator in the courts.

4.3      OWNERSHIP OF ASSETS

         Excepting only rights and retention of title arrangements arising by operation of law in the ordinary course of business:

         4.3.1 PLL and PLB respectively have full and unrestricted title to the Assets;

         4.3.2 none of the Assets is the subject of an Encumbrance or the subject of any factoring arrangement, conditional sale or credit agreement.

4.4      SUFFICIENCY OF ASSETS

         So far as the Sellers are aware, the Assets comprise all the property, rights and assets necessary for the carrying on of the business of PLL in the manner in, and to the extent to, which it is presently conducted. No such property, right or asset will be adversely affected by the transaction contemplated by this Agreement.

5        INTELLECTUAL PROPERTY AND INFORMATION TECHNOLOGY

5.1      OWNERSHIP

         Subject to any disclosures to the contrary given by Seller in Schedule 4, all Intellectual Property (whether registered or not) and all pending applications therefore which have been, are, or are capable of being used in or in relation to or which are necessary for the business of PLL and the business carried out by PLB on and immediately prior to the date of signature of this Agreement are (or, where appropriate in the case of pending applications, will be):

        5.1.1 legally and beneficially owned by PLL and PLB respectively or lawfully used with the consent of the owner under a licence, brief details of which are set out Schedule 4 and, as the case may be, transferred to WOB under this Agreement;

         5.1.2    valid and binding;

         5.1.3    not being infringed or attacked or opposed by any person;

         5.1.4 not subject to any Encumbrance or any licence or authority in favour of another

         5.1.5 in the case of rights in Registered Intellectual Property all renewal fees which are due and steps which are required for their maintenance and protection have been paid and taken;

         and no claims have been made and no applications are pending, which if pursued or granted might be material to the truth and accuracy of any of the above.

5.2      PROCESSES ETC.

         So far as the Sellers are aware, the principal processes employed and the principal products and services dealt in by PLL and/or PLB at the date of signature of this Agreement do not infringe any rights or interests of third parties in Intellectual Property (other than those belonging to or licensed to PLL and PLB respectively and referred to in
         Schedule 4) and no claims of infringement of any such rights or interests have been made by any third party.

5.3      LICENCES

         The several licences and agreements (including all amendments, novations, supplements or replacements to those licences and agreements), brief details of which are set out in Schedule 4, are in full force and effect, no notice having been given on either side to terminate them; the obligations of all parties have been fully complied with; and no disputes have arisen or are foreseeable in respect thereof; and where such licences are of such a nature that they could be registered with the appropriate authorities and where such registration would have the effect of strengthening the relevant rights of PLL and WOB, they have been so registered. The transaction contemplated by this Agreement will not lead to any breach or right of termination of any such licence.

5.4      KNOW-HOW

         There has been and is no misuse of Know-how by any PLL and/or PLB and the Sellers have not made any disclosure of Know-how to any person other than to the Purchasers except properly and in the ordinary course of business and on the basis that such disclosure is to be treated as being of a confidential character.

5.5      CONFIDENTIALITY

         Neither PLL nor PLB is a party to a secrecy agreement or an agreement, which restricts the use or disclosure of information. Neither PLL nor PLB are in breach of any duty of confidentiality owed to any person through ownership or use of any Intellectual Property or Know-how and neither the sale of the Shares, nor the assignment and transfer of the Transferred Portfolio nor the disclosure of any confidential information to the Purchasers will constitute a breach of any duty of confidentiality owed to any person.

5.6      Patents and Employee Rights

         All patentable inventions made by Employees of PLL and/or PLB and used or intended to be used in the business of PLL and PLB respectively were made in the normal course of the duties of the Employees concerned and there are no outstanding or potential claims against any of PLL and/or PLB under any contract or under any law providing for employee compensation or ownership in respect of any rights or interests in Intellectual Property.

5.7      INFORMATION TECHNOLOGY

         5.7.1 In the event that the persons providing maintenance or support services for the Information Technology cease or are unable to do so, PLL and/or PLB have and WOB will have up from Closing all the necessary rights and information to continue to maintain, develop and support and/or have a third party maintain, develop and support the Information Technology. All documentation which is currently in Sellers' possession with respect to Information Technology, including without being limited to the LIFEit system, shall be transferred to Purchasers for their use in future development of the Information Technology, without however, the Sellers representing or warranting that such documentation will be adequate for the purposes of Purchasers' anticipated future development.

         5.7.2 Each of PLL and/or PLB has in place procedures to help prevent unauthorised access, the introduction of viruses, taking and storing on-site and off-site back-up copies of the software and data.

         5.7.3 Details of material Information Technology and details of all material agreements or arrangements relating to the maintenance and support, security, disaster recovery, management and utilisation (including escrow arrangements relating to the deposit of source codes, facilities management and computer bureau services agreements) of the Information Technology are disclosed in Schedule 4.

         5.7.4 On the date of signature of this Agreement, the Information Technology is adequate to fulfil the requirements of PLL's and PLB's operation post-Closing in the manner and to the extent to which it is being conducted on and immediately prior to the date of signature of this Agreement. Pursuant to their responsibilities under Section 7.1.1 through 7.1.3 of the Agreement, Sellers will provide the appropriate Resources, introductions to consultants and introductions to Information Technology owners and/or licensors so as to allow Purchasers to accomplish any additional development of the Information Technology in exchange for the fees therein contemplated.

         5.7.5 The Information Technology and each component of it is fully adapted to handle operations in the Euro (the currency introduced on 1 January 1999 pursuant to the treaty establishing the European Community), to convert data in connection with the introduction of the Euro and comply with the rules on conversion and rounding set out in EC Regulation number 1103/97 or any legislation adopting or incorporating that Regulation.

         5.7.6 Neither the performance nor functionality (including the processes and results) of the Information Technology or of the systems licensed by PLL and/or PLB to third parties is, has been or will be, affected by the occurrence and/or passage of any calendar dates. In particular, such Information Technology will be able to:

                  (i) distinguish, store and process any past, present and future calendar dates;

                  (ii)     accept data and data input, and provide output; and

                  (iii) function accurately and without interruption, each irrespective of the occurrence and/or passing any given date, without any change in operations.

5.8      DATA PROTECTION

         5.8.1 Each Seller as well as PLL have complied in all material respects with applicable requirements (including registration requirements) of appropriate data protection legislation.

         5.8.2 No notice or allegation has been received by any Seller or PLL from any competent authority alleging non-compliance with any applicable data protection legislation.

         5.8.3 Neither any Seller nor PLL has received a claim for compensation from any individual in respect of inaccuracy, loss, unauthorised destruction or unauthorised disclosure of data in the previous 2 years and there is no outstanding order against either any Seller or PLL in respect of the rectification or erasure of data and no grounds exist for any individual to claim compensation from PLL of from any Seller for loss or unauthorised disclosure of personal data.

6        Contracts

6.1      CONTRACTS

         As at the date of this Agreement, PLL is not party to or subject to any contract, transaction, arrangement, understanding, obligation or liability, which:

         6.1.1    is not in the ordinary course of business;

         6.1.2    is not wholly on an arm's length basis; or

         6.1.3    is of an unusual long-term nature.

6.2      JOINT VENTURES

         PLL has not agreed to become, a member of any joint venture, consortium, partnership or other unincorporated association.

6.3      AGREEMENTS WITH CONNECTED PARTIES

         6.3.1 There are no existing contracts or arrangements between two or several Sellers, PLL and/or any shareholder of any of the Sellers or any other member of the Sellers' group other than those disclosed in Schedule 4.

         6.3.2 Neither any of the Sellers, nor PLL is or has been party to any contract, arrangement or understanding with any current or former Employee or current or former director or any current or former consultant of any of the Sellers of PLL or any person connected (as defined by applicable law in the relevant jurisdiction) with any of such persons, or in which any such person is interested (whether directly or indirectly), other than on normal commercial terms in the ordinary course of business.

6.4      COMPLIANCE WITH AGREEMENTS

         As at the date of this Agreement,

         6.4.1 all the material contracts to which PLL is a party are valid and binding obligations of the parties thereto and the terms thereof have been complied with in all material respects with by PLL and by any other party to such contracts.

         6.4.2 no notice of termination or of intention to terminate has been received in respect of any such material contracts and there are no grounds for rescission, avoidance or repudiation of any of such material contracts.

6.5      LOCATION OF CONTRACTS

         All contracts to which PLL is a party are in the possession (or under the control) of PLL and will be physically handed over to the Purchasers on Closing.

6.6      CHANGE OF CONTROL

         To The Knowledge of Sellers, the entering into, and the performance of, this Agreement and the other documents to be entered into pursuant to or in connection with this Agreement, will not:

         6.6.1    result in a breach of, or

         6.6.2    give any third party a right to terminate or vary, or

         6.6.3    result in the creation of any Encumbrance under,

         any contract to which PLL and/or PLB is a party other than an insurance policies issued by PLL and/or PLB and except as otherwise disclosed in
         Schedule 4.

7        EMPLOYEES AND EMPLOYEE BENEFITS

7.1      EMPLOYEES AND TERMS OF EMPLOYMENT

         Schedule 4 contains details, in relation to PLL of:

         7.1.1 the total number of Employees (including those who are on maternity or paternity or parental leave or absent on the grounds of disability or other long-term leave of absence, and have or may have a statutory or contractual right to return to work with PLL);

         7.1.2 date of commencement of employment, period of continuous employment, location, salary and other benefits, grade and age of each Employee;

         7.1.3 the terms of the contract of employment of each Employee and specimen terms and conditions of each grade or category of the relevant Employee; and

         7.1.4    the terms of all Consultancy Agreements.

7.2      TERMINATION OF EMPLOYMENT

         7.2.1 No current Employee or consultant of PLL has given or received notice terminating his or her employment or consultancy, other than those disclosed in Schedule 4.

         7.2.2 There have been no proposals to terminate, or materially amend the employment or consultancy (as the case may be) of any Employee or Consultant other than those disclosed in Schedule 4.

         7.2.3 No liability which remains undischarged has been or may be incurred by PLL for breach of any contract of employment or consultancy with any Employee or consultant including, without limitation, redundancy payments, protective awards, compensation for employment liabilities arising from breach of any contract of employment or any statutory employment right or for failure to comply with any order for the reinstatement or re-engagement of any Employee.

         7.2.4 Except as disclosed in Schedule 4, PLL has not made or agreed to make any payment or provided or agreed to provide any benefit to any Employee or Consultant or former Employee employed by PLL or former Consultant to PLL or any dependant of such Employee or Consultant or former Employee or Consultant in connection with any termination or suspension of employment or variation of any contract of employment or of consultancy of any such Employee or Consultant or former Employee or former Consultant.

         7.2.5 To The Knowledge of Sellers, neither the entering into, nor the compliance with, this Agreement or any documents to be entered into pursuant to or in connection with this Agreement will cause any Employee to leave his employment

7.3      WORKS COUNCILS AND EMPLOYEE REPRESENTATIVE BODIES

         Schedule 4 lists all work councils and employee representative bodies, which by law or any collective bargaining agreement have the right to be informed and consulted on matters, which affect the Employees.

7.4      COLLECTIVE BARGAINING AGREEMENTS ETC.

         Schedule 4 lists all union membership agreements, collective bargaining agreements and undertakings or agreements affecting the Employees at PLL's level (whether legally binding or not).

7.5      TRADE DISPUTES

         PLL is not and has not in the past 5 years been involved in any trade dispute or any dispute or negotiation regarding a claim of material importance with any trade union or other body representing employees or former employees of PLL.

7.6      BONUS OR OTHER PROFIT-RELATED SCHEMES

         7.6.1 Schedule 4 lists all share incentive, share option, profit sharing, bonus or other incentive arrangements for or affecting any Employees or former Employees employed by or Consultants or former Consultants to PLL in the last eight (8) years together with full details of all awards allocated and options granted and the total potential liability of PLL in respect of such awards and options.

         7.6.2 To The Knowledge of Sellers, PLL could not be liable for any social security contributions arising out of the grant, exercise or release of the awards and options referred to in paragraph 7.6.1.

7.7      RETIREMENT BENEFIT ARRANGEMENTS

         7.7.1    Group Retirement Benefit Arrangements

                  The arrangements listed in Schedule 4 are the only arrangements under which PLL makes or could become LIABLE TO MAKE payments for providing retirement, death disability or life assurance benefits (the "GROUP RETIREMENT BENEFIT ARRANGEMENTS").

         7.7.2    Regulation

                  The Group Retirement Benefit Arrangements are in compliance and have since the date of commencement of the Group Retirement Benefit Arrangements been in compliance, with their terms and with all applicable laws, regulations and government taxation or funding requirements. In particular, but without limitation, there has been no failure to comply with any applicable law, regulation or requirement, or any other circumstance, which would or might result in the loss of tax approval or qualification of any of the Group Retirement Benefit Arrangements.

         7.7.3    Financial status of the Group Retirement Benefit Arrangements

                  (i) The assets of the Group Retirement Benefit Arrangements and/or the provisions made by PLL for the liabilities under the Group Retirement Benefit Arrangements ARE sufficient to discharge all benefits (whether or not yet payable) under the Retirement Benefit Arrangements. Each of the Retirement Benefit Arrangements is fully funded or provided for in accordance with the local actuarial and accounting practice and principles for an ongoing pension scheme.

                  (ii) If the Group Retirement Benefit Arrangements provide benefits calculated by reference to a formula under which the amount of benefit is linked to the years of service of the employee to retirement and to salary of the employee at or near to retirement or averaged over a period of his service (a "SALARY RELATED SCHEME") the liabilities of such Salary Related Scheme shall for the purposes of paragraph 7.7.3(i) above be estimated by reference to the completed service of the employee at Closing and an estimate of the future salary of the employee at the date of his retirement based on reasonable assumptions consistent with the said agreed local actuarial and accounting practice and principles.

                  (iii) PLL has no outstanding unfounded liability (including, without limitation, liability for unpaid benefits, contributions or insurance premiums) with respect to any of the Group Retirement Benefit Arrangements.

                  (iv) Except as disclosed in Schedule 4, PLL would not have any further liability either to the Group Retirement Benefit Arrangements or to any Employees if it ceased to make contributions to the Group Retirement Benefit Arrangements at Closing.

         7.7.4    Termination Payments

                  The sale of the Shares contemplated by this Agreement will not trigger any contractual termination or severance payment obligations to any employee of PLL.

8        LEGAL COMPLIANCE

8.1      LICENCES AND CONSENTS

         8.1.1 To The Knowledge of Sellers, all material licences, consents, authorisations, orders, warrants, confirmations, permissions, certificates, approvals, registrations and authorities other than in respect of Intellectual Property necessary for the carrying on of the business of PLL and/or PLB as carried on as of the date of, and immediately prior to the date of, signature of this Agreement:

                  (i) have been obtained or transferred to PLL, WOB and/or WLP, as required by the Purchasers;

                  (ii)     are in force;

                  (iii) do not contain conditions which would hinder the ordinary course of business; and

                  (iv)     are being complied with in all material respects.

         8.1.2 The entering into, and the performance of, this Agreement and any of the documents to be entered into pursuant to or in connection with this Agreement, will not result in a breach of the matters referred to in paragraph 8.1.1 or cause any such matters to be suspended, modified or revoked.

8.2      COMPLIANCE WITH LAWS

         8.2.1 To The Knowledge of Sellers, the business of PLL and/or PLB has at all times been carried on and is being carried on in all material respects so that there have not been and are not any breaches of applicable laws and regulations in each country in which they are carried on.

         8.2.2 There have not been and are not any breaches by PLL and/or PLB of its constitutional documents which would have a material adverse effect on the business of PLL and PLB respectively.

         8.2.3 To The Knowledge of Sellers, there is no investigation, disciplinary proceeding or enquiry by, or order, decree, decision or judgment of, any court, tribunal, arbitrator, governmental agency or regulatory body outstanding or anticipated against PLL and/or PLB or any person for whose acts or defaults it may be vicariously liable which will have a material adverse effect upon its assets or business.

         8.2.4 Neither PLL nor PLB has received any notice or other communication (official or otherwise) from any court, tribunal, arbitrator, governmental agency or regulatory body with respect to an alleged actual or potential violation and/or failure to comply with any such applicable law, regulation, bye-law or constitutional document, or requiring it to take or omit any action.

9        ANTI-COMPETITIVE AGREEMENTS AND PRACTICES

         PLL and/or PLB are not party to any agreement, arrangement or concerted practice or is carrying on any practice:

         9.1.1 which in whole or in part may contravene or may be invalidated by any anti-trust, fair trading, dumping, state and consumer protection or similar legislation in any jurisdiction;

         9.1.2 in particular and without prejudice to the generality of the foregoing, which in whole or in part may contravene Article 81(1) or 82 of the Treaty of Rome; or

         9.1.3 in respect of which any filing, registration or notification may be required or may be advisable pursuant to the legislation referred to in paragraph 9.1 or 9.2 (whether or not the same has in fact been made).

10       LITIGATION

10.1     CURRENT PROCEEDINGS

         Except as otherwise disclosed in Schedule 4, neither PLL nor PLB (or any person for whose acts or defaults PLL and/or may be vicariously liable) is involved whether as plaintiff or defendant or other party in any claim, legal action, proceeding, suit, litigation, prosecution, investigation, enquiry or arbitration.

10.2     PENDING OR THREATENED PROCEEDINGS

         Except as otherwise disclosed in Schedule 4, to the knowledge of Sellers, no such claim, legal action, proceeding, suit, litigation, prosecution, investigation, enquiry or arbitration is pending or threatened by or against PLL and/or PLB (or any person for whose acts or defaults PLL and/or PLB may be vicariously liable).

10.3     CIRCUMSTANCES LIKELY TO LEAD TO CLAIMS

         To the knowledge of Sellers, there are no investigations, disciplinary proceedings or other circumstances likely to lead to any such claim or legal action, proceeding, suit, litigation, prosecution, investigation, enquiry or arbitration.

11       PRODUCTS

         11.1.1 To The Knowledge of Sellers, all products and services supplied or sold by PLL and/or PLB comply with the regulations and standards applicable.

         11.1.2 During the three year period prior to Closing, other than in the normal course of business, no individual claims other than those disclosed in Schedule 4 have been made against any of PLL and/or PLB in relation to any products or services which have been sold or supplied by any of PLL and or PLB.

12       TAX

12.1     COMPANY RESIDENCE

         For tax purposes, PLL has been resident in Luxembourg and PLB in Bermuda and both companies have not been resident anywhere else at any time since December 15, 1993, and will be so resident at Closing. For the avoidance of doubt, references to residence in this paragraph shall be construed as references to residence as determined by the local law of the jurisdiction or jurisdictions concerned and not by reference to the provisions of any relevant double taxation treaty or convention. Neither PLL nor PLB have any tax permanent establishment, this term being defined under the legislation of the countries where PLL and/or PLB are or have been distributing insurance contracts, outside their territory.

12.2     RETURNS, INFORMATION AND CLEARANCES

         12.2.1 All registrations, returns, computations, notices and information which are or have been required to be made or given by PLL and/or PLB for any Taxation purpose (i) have been made or given within the requisite periods and on a proper basis and are up-to-date and correct and (ii) none of them is, or is likely to be, the subject of any dispute with any Tax Authority.

         12.2.2 Each of PLL and PLB has paid all Taxation which it has become liable to pay and is under no liability to pay any penalty or interest in connection with any claim for Taxation.

         12.2.3 Each of PLL and PLB is in possession of sufficient information or has reasonable access to such information to enable it to compute its liability to Taxation insofar as it depends on any transaction occurring on or before Closing.

         12.2.4 Up from Closing, WOB will be in possession of sufficient information or has reasonable access to such information to enable it to compute its liability to Taxation insofar as it depends on any transaction contemplated by this Agreement and occurred on or before Closing.

12.3     TAXATION CLAIMS, LIABILITIES AND RELIEFS

         12.3.1 Without prejudice to any liability, which may arise under Clause 11.2, there is no liability to Taxation in respect of which a claim could be made and there are no circumstances likely to give rise to such a liability.

         12.3.2 There are set out in Schedule 4, with express reference to this paragraph, details of all matters relating to Taxation in respect of which PLL (either alone or jointly with any other person) has, or at Closing will have, an outstanding entitlement to make:

                  (i) any claim (including a supplementary claim) for relief;

                  (ii) any election, including an election for one type of relief, or one basis, system or method of Taxation, as opposed to another; any appeal or further appeal against an assessment to Taxation;

                  (iii) any application for the postponement of, or payment by instalments of, Taxation or to disclaim or require the postponement of any allowance or relief.

                  (iv) any court proceedings, which may be made or taken by PLL within the appropriate time limit after Closing.

                  Such details are sufficient to enable the Purchasers to procure that any time limit to such entitlement expiring within six months after Closing can be met.

         12.3.3 No relief (whether by way of deduction, reduction, set-off, exemption, postponement, roll-over, hold-over, repayment or allowance or otherwise) from, against or in respect of any Taxation has been claimed and/or given to PLL which could or might be effectively withdrawn, postponed, restricted, clawed back or otherwise lost as a result of any act, omission, event or circumstance arising or occurring at or at any time after Closing.

         12.3.4 PLL has not taken any action, which has had, or will have, the result of altering, prejudicing or in any way disturbing any arrangement or agreement, which it has previously had with any Tax Authority.

         12.3.5 There are no arrangements whereby PLL might be liable for the Taxation of another company.

12.4     SPECIAL REGIMES/ELECTIONS/RULINGS

         There are set out in Schedule 4,with express reference to this paragraph, full particulars of any agreement, arrangement or election between PLL and any Tax Authority pursuant to which PLL is authorised not to comply with what but for such agreement or arrangement, would be its statutory obligations, if any.

12.5     SURRENDERABLE LOSSES

         12.5.1 For the purposes of this paragraph, "TAXATION BENEFITS" means any Taxation benefit or advantage, including any loss, relief, allowance, exemption, set-off, deduction or credit available in the computation of any liability to Taxation.

         12.5.2 PLL is not liable to make a payment for utilisation, surrender or other transfer of any Taxation Benefits ("TAXATION EQUALISATION PAYMENT"), nor is it liable to refund any Taxation Equalisation Payment received.

         12.5.3 PLL is not under any obligation to surrender or otherwise transfer any Taxation Benefits.

         12.5.4 There are set out in Schedule 4, with express reference to this paragraph, full particulars of all surrenders or other transfers of any Taxation Benefits made by PLL since I January 1997.

12.6     VAT AND TURNOVER TAX

         PLL has complied fully with all statutory requirements, orders, provisions, directions or conditions relating to VAT or such turnover taxes, including (for the avoidance of doubt) the terms of any agreement reached with any appropriate Tax Authority.

12.7     STAMP DUTY

         All documents to which PLL is a party, or which forms part of the title to any asset owned or possessed by PLL, or which PLL or the Purchasers may need to enforce or produce in evidence in any court of law have been duly stamped and (where appropriate) adjudicated.

12.8     EMPLOYEES

         To The Knowledge of Sellers and except as disclosed on Schedule 4, all amounts payable to any Tax Authority in respect of any Employee (including any Taxation deductible from any amounts paid to any Employee and any social fund, national insurance or similar contributions required to be made in respect of Employees) due or payable by PLL have been duly paid and PLL has made all such deductions and retentions as should have been made under applicable law and/or applicable regulations.

13       IMPORTANT BUSINESS ISSUES SINCE 30 SEPTEMBER 2001

         Since 30 September 2001:

         13.1.1 there has been no material adverse change in the financial or trading position or prospects of PLL and/or PLB (other than a change affecting or likely to affect all companies carrying on business in similar countries in which PLL and/or PLB carry on business) and no event, fact or matter has occurred or is likely to occur which will or is likely to give rise to any such change;

         13.1.2 the business of PLL and/or PLB has not been materially and adversely affected by any abnormal factor whether or not affecting similar businesses to a like extent and there are no facts which are likely to give rise to any such effects;

         13.1.3 the business of PLL and/or PLB has been carried on as a going concern in the ordinary course, without any interruption or alteration in its nature, scope or manner;

         13.1.4 no capital commitments in excess of five thousand Dollars of the United States of America (USD 5,000.) individually and twenty-five thousand Dollars of the United States of America (USD 25,000.) in the aggregate have been entered into or proposed by PLL and/or PLB;

         13.1.5 neither PLL nor PLB has entered into any transaction or assumed or incurred any liabilities (including contingent liabilities) or made any payment not provided for in the PLL's Accounts and the PLB's Accounts respectively~

         13.1.6 the business of the PLL and/or PLB has not been materially and adversely affected by the loss of any important customer or source of supply, including the Intermediary Network and the Fund Custodians, and there are no facts which are likely to give rise to any such effects; and

         13.1.7 PLL has not declared, made or paid any dividend or other distribution to its shareholders;

         13.1.8 PLL has not issued, nor have its shareholders' agreed to issue any share capital or any other security giving rise to a right over its capital;

         13.1.9 PLL has neither redeemed nor purchased nor have its shareholders agreed to redeem or purchase any of its share capital;

         13.1.10 PLL has not incurred any additional borrowings or incurred any other indebtedness.

14       DISCLOSURE SCHEDULE DATA ROOM

         14.1.1 Each document specified in Schedule 4 as being attached hereto is a true and complete copy of the original of such document and there is no later document, which supersedes or replaces any such document.

         14.1.2 The Seller has not included any matter in the Data Room, which is untrue or knowingly omitted any matter the omission of which would make the contents of the Data Room materially misleading.

15       GENERAL

15.1     AUTHORITY AND CAPACITY

         15.1.1 Each of the Sellers and PLL validly exists and is a company duly incorporated, organised and registered under applicable law.

         15.1.2 Each of the Sellers and PLL has the legal right and full power and authority to enter into, perform and, as the case may be, comply with this Agreement and any Local Transfer Documents and Procedures to which it is a party and any other documents to be executed by it pursuant to or in connection with this Agreement or any Local Transfer Documents and Procedures.

         15.1.3 The documents referred to in paragraph 15.1.2 above will, when executed, constitute valid and binding obligations on the Sellers and PLL, in accordance with their respective terms.

         15.1.4 Each of the Sellers and PLL has taken or will have taken by Closing all corporate action required by it to authorise it to enter into and to perform this Agreement, any Local Transfer Documents and Procedures to which it is a party and any other documents to be executed by it pursuant to or in connection with this Agreement or any Local Transfer Documents and Procedures.

15.2     AUTHORITY TO CARRY ON ACTIVITIES

                  PLL and PLB have the legal right and full power and authority to carry on their respective activities, as currently carried out.

16       INSOLVENCY

         16.1.1 Neither any Seller nor PLL is insolvent under the laws of its jurisdiction or unable to pay its debts as they fall due.

         16.1.2 There are no winding up, bankruptcy or other insolvency proceedings (including in relation to any compromise or arrangement with creditors) concerning any of the Sellers or PLL and no events have occurred which, under applicable laws, would justify such proceedings.

         16.1.3 No steps have been taken to enforce any security over any assets of any Seller of PLL and no event has occurred to give the right to enforce such security.

                                   SCHEDULE 3
                   WARRANTIES GIVEN BY EACH OF THE PURCHASERS

AUTHORITY AND CAPACITY

1.1      INCORPORATION

         Each of the Purchasers validly exists and is a company duly incorporated under applicable law.

1.2      AUTHORITY TO ENTER INTO AGREEMENT

         1.2.1 Each of the Purchasers has the legal right and full power and authority to enter into, perform and, as the case may be, comply with this Agreement, any Local Transfer Documents and Procedures to which it is a party and any other documents to be executed by it pursuant to or in connection with this Agreement or any Local Transfer Documents and Procedures.

         1.2.2 The documents referred to in paragraph 1.2.1 will, when executed, constitute valid and binding obligations on the Purchasers, in accordance with their respective terms.

1.3      AUTHORISATION

         Each of the Purchasers has taken or will have taken by Closing all corporate action required by it to authorise it to enter into and to perform this Agreement, any Local Transfer Documents and Procedures to which it is a party and any other documents to be executed by it pursuant to or in connection with this Agreement or any Local Transfer Documents and Procedures.

2        FINANCING

         At Closing, the Purchasers will be able to pay the Purchase Price from their existing banking facilities and available cash.

3        TAXATION ELECTIONS

3.1      NO U.S. I.R.C. SECTION 338 ELECTION

         The Purchasers will not make an election under section 338(g) of the Internal Revenue Code of the United States of America with respect to the purchase of the PLL Shares.

3.2      NO EXTRAORDINARY GAIN

         The Purchasers will not take steps to have PLL generate an extraordinary gain prior to the close of PLL's tax year ending in 2002 for US tax purposes. For purposes of this Clause, an "extraordinary gain" includes, but is not limited to, the following: (1) a transfer of some or all of the PLL policies to another insurance company in a reinsurance transaction; (2) distributing tangible or intangible assets whose fair market value exceed their basis; and (3) selling some or all tangible or intangible assets whose fair market value exceed their basis. This Clause is subject to PLL and WLP retaining the right to merge with any Luxembourg entity.